Registration No. 33-------

     As filed with the Securities and Exchange Commission on
                       March 17, 1997

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549



                            FORM S-4
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     HARRIS FINANCIAL, INC.
       (Exact name of registrant as specified in charter)

 Pennsylvania               6712            To be applied for
-----------------------------------------------------------------
(State or other       (Primary SIC No.)     (I.R.S. Employer
jurisdiction of
incorporation or
 organization)

                     235 North Second Street
                    Harrisburg, Pennsylvania
                         (717) 236-4041
          --------------------------------------------
       (Address, including Zip Code, and telephone number,
including area code of Registrant's principal executive offices)

                         Eric Luse, Esq.
                     Kenneth R. Lehman, Esq.
              Luse Lehman Gorman Pomerenk & Schick
                   A Professional Corporation
                   5335 Wisconsin Avenue, N.W.
                            Suite 400
                     Washington, D.C. 20015
                         (202) 274-2000
         -----------------------------------------------
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

    Approximate date of commencement of proposed sale of the
                    securities to the public:
As soon as practicable after receipt of all regulatory approvals.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following
box.   / X /


                            CALCULATION OF REGISTRATION FEE

Title of each class                Proposed maximum                     Amt. of
 of securities to    Amount to be   offering price   Proposed maximum   reg. fee
  be registered      registered        per unit       offering price       (3)
--------------------------------------------------------------------------------

Common Stock,        2,750,000     $22.125(1)        $60,843,750         $18,438
$.01 par value        shares

Common Stock,          160,000     $10.00(2)         $1,600,000          $   485
$.01 par value          shares                                           -------

TOTAL FEE PAID                                                           $18,923

(1) Pursuant to Rule 457(f), the registration fee is based upon the average of the bid and asked prices for the common stock of Harris Savings Bank as of February 25, 1997.
(2) Represents shares underlying options. Such options have an exercise price of $10.00 per share.
(3) A filing fee of $18,923 was paid with the initial filing of the
    Registration Statement.


                             [LOGO]


                         March 14, 1997


Dear Shareholder:

    You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Harris Savings Bank at the Zembo Temple, Third and Division Streets, Harrisburg, Pennsylvania 17110 on Tuesday, April 15, 1997, at 10:00 a.m., prevailing time. Enclosed you will find an Annual Report together with a Notice of Annual Meeting and accompanying Prospectus/Proxy Statement. The Prospectus/Proxy Statement describes the business to be transacted at the meeting and provides other information concerning the Bank which you should be aware of when you vote your shares.

    The principal business of the Annual Meeting will be the election of directors, consideration of the Agreement and Plan of Reorganization pursuant to which the Bank would reorganize into the "two-tier" mutual holding company structure, and such other business as may properly be presented at the meeting. In addition, we plan to review the status of the Bank's business at the meeting.

    It is important that your shares be represented whether or not you are personally able to attend. In order to ensure that you will be represented, we ask that you promptly sign, date, and return the enclosed proxy card.

                        Sincerely,


                        /s/ Wm. J. McLaughlin
                        ----------------------------------------
                        Wm. J. McLaughlin
                        President and Chief Executive Officer

              [This page intentionally left blank.]

                             [LOGO]


                     235 North Second Street
                 Harrisburg, Pennsylvania 17101

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON APRIL 15, 1997

TO THE SHAREHOLDERS OF HARRIS SAVINGS BANK:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of
Shareholders of Harris Savings Bank (the "Bank") will be held on
Tuesday, April 15, 1997, at the Zembo Temple, Third and Division
Streets, Harrisburg, Pennsylvania 17110 at 10:00 a.m., prevailing time, for the following purposes:

    1. To elect five (5) Class III Directors to serve until the expiration of their three-year terms and until their successors are duly elected and qualified;

    2.   To approve the Agreement and Plan of Reorganization
(the "Plan of Reorganization") providing for the establishment of Harris Financial, Inc. (the "Stock Holding Company") as a stock holding company parent of the Bank which stock holding company will be majority owned by Harris Financial, MHC (the "Mutual Holding Company"), the Bank's mutual holding company. Pursuant to the Plan of Reorganization: (i) the Bank will become a wholly owned subsidiary of the Stock Holding Company; (ii) the Stock Holding Company will become a majority owned subsidiary of the Mutual Holding Company; and (iii) each outstanding share of common stock, par value $.01 per share, of the Bank will be converted into one share of common stock, par value $.01 per share, of the Stock Holding Company; and

    3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

    In accordance with the Bylaws of the Bank, and action by the Board of Directors, only those shareholders of record as of the close of business on March 3, 1997, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

    A copy of the Bank's Annual Report for the fiscal year ended
December 31, 1996, is being mailed to shareholders with this Notice.

    Whether or not you plan to attend the Annual Meeting, please sign, date, and promptly return the enclosed proxy card. Your cooperation is appreciated so that your shares may be voted in accordance with your wishes.

                        By the Bank Pursuant to an
                        Order of its Board of Directors


                        /s/ Wm. J. McLaughlin
                        ----------------------------------------
                        Wm. J. McLaughlin
                        President and Chief Executive Officer

March 14, 1997
Harrisburg, Pennsylvania

<INDEX>

                              INDEX

                                                             Page

INTRODUCTION                                                 1
  Solicitation and Voting of Proxies                         1
  Revocability of Proxy                                      2
  Voting Securities, Record Date and Quorum                  2

PRINCIPAL BENEFICIAL OWNERS OF THE BANK'S COMMON STOCK       2
  Principal Owners                                           2
  Beneficial Ownership by Officers, Directors and Nominees   3

MARKET INFORMATION                                           4

DIVIDEND POLICY                                              5
  General                                                    5
  Dividend Waivers by the Mutual Holding Company             5

ELECTION OF DIRECTORS                                        6
  Class III Nominees Proposed By the Board of Directors
    To Serve Until 2000                                      7
  Continuing Class I Directors To Serve Until 1999           7
  Continuing Class II Directors To Serve Until 1998          8
  Class II Director To Serve Until 1997                      8
  Director Emeritus                                          8
  Meetings and Committees of the Board                       8
  Section 16(a) Beneficial Ownership Compliance              9
  Executive Officers who are not Directors                   9
  Certain Transactions                                       9
  Executive Compensation                                     10
  Compensation of Directors                                  13
  Compensation Committee Interlocks and Insider
    Participation                                            13
  Board Compensation Committee Report on Executive
    Compensation                                             13
  Shareholder Return Performance Graph                       15

APPROVAL OF THE PLAN OF REORGANIZATION                       16
  Summary                                                    16
  Reasons for the Stock Holding Company Reorganization       16
  Plan of Reorganization                                     17
  Capitalization                                             18
  Regulatory Capital                                         20
  Effective Date                                             20
  Optional Exchange of Stock Certificates                    20
  Rights of Dissenting Shareholders                          20
  Tax Consequences                                           21
  Consequences Under Federal Securities Laws                 21
  Conditions to the Reorganization-Regulatory Approvals      21
  Effect of the Reorganization on any Future Mutual-to-Stock
Conversion of the Mutual Holding Company                     22
  Effect of the Reorganization on Stock Benefit Plans
    of the Bank                                              22
  Amendment, Termination or Waiver                           22
  Business of the Bank                                       22
  Business of the Stock Holding Company                      23
  Management of the Stock Holding Company                    23
  Indemnification of Officers and Directors and Limitation of
Liability                                                    23
  Comparison of Shareholder Rights and Certain Anti-Takeover
Provisions                                                   26
  Regulation of the Stock Holding Company                    29


DESCRIPTION OF CAPITAL STOCK OF THE STOCK HOLDING COMPANY    31
  General                                                    31
  Holding Company Common Stock                               32
  Preferred Stock                                            32
  Accounting Treatment                                       32
  Vote Required                                              32

LEGAL PROCEEDINGS                                            33

INDEPENDENT AUDITORS                                         33

ANNUAL REPORT                                                33

SHAREHOLDER PROPOSALS                                        33

OTHER MATTERS                                                33

ADDITIONAL INFORMATION                                       33

EXHIBIT A     AGREEMENT AND PLAN OF REORGANIZATION

EXHIBIT B     ARTICLES OF INCORPORATION OF HARRIS FINANCIAL, INC.

EXHIBIT C     BYLAWS OF HARRIS FINANCIAL, INC.

                       HARRIS SAVINGS BANK
                   PROSPECTUS/PROXY STATEMENT
             FOR THE ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON APRIL 15, 1997


                          INTRODUCTION

    This Prospectus/Proxy Statement and enclosed form of proxy are being furnished in connection with the solicitation by the Board of Directors of Harris Savings Bank (the "Bank"), a Pennsylvania-chartered savings bank, of proxies to be voted at the Annual Meeting of Shareholders of the Bank to be held on Tuesday, April 15, 1997, at the Zembo Temple, Third and Division Streets, Harrisburg, Pennsylvania 17110 at 10:00 a.m., prevailing time, and at any adjournment or postponement of the Annual Meeting.

    The principal executive office of the Bank is located at 235 North Second Street, Harrisburg, Pennsylvania 17101. The Bank was organized in January 1994 in the mutual holding company reorganization of the Bank's mutual savings bank predecessor. In the mutual holding company reorganization, the Bank was chartered as a Pennsylvania capital stock savings bank subsidiary of Harris Financial, MHC (the "Mutual Holding Company") a Pennsylvania chartered mutual holding company. Unless otherwise indicated, references to the "Bank" include Harris Savings Bank in its pre-reorganization mutual form. The Bank and the Mutual Holding Company are proposing to reorganize into a two-tier mutual holding company structure (the "Reorganization") by establishing Harris Financial, Inc. (the "Stock Holding Company") as a mid-tier stock holding company chartered under Pennsylvania law that will own 100% of the common stock of the Bank. As part of the Reorganization, each share of Bank common stock, par value $.01 per share ("Bank Common Stock") will be exchanged for a share of Stock Holding Company common stock, par value $.01 per share ("Holding Company Common Stock").

Solicitation and Voting of Proxies

    This Prospectus/Proxy Statement and the enclosed form of proxy are first being sent to shareholders of the Bank on or about March 14, 1997. Shares represented by the enclosed form of proxy, if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders. Any proxy not specifying to the contrary will be voted FOR the election of the nominees for Class III Directors named below, FOR the approval of the Agreement and Plan of Reorganization (the "Plan of Reorganization") and FOR adjournment of the meeting, if necessary. Execution and return of the enclosed proxy will not affect a shareholder's right to attend the Annual Meeting and to vote in person after giving notice to the Secretary of the Bank. The cost of preparing, assembling, printing, mailing and soliciting proxies, and any additional materials which the Bank may furnish shareholders in connection with the Annual Meeting, will be borne by the Bank. In addition to the use of the mails, certain directors, officers, and employees of the Bank may solicit proxies personally, by telephone or by telecopier. The Bank may request that persons, such as brokers, nominees and fiduciaries holding stock in their names, forward proxy materials to the beneficial owners and will reimburse such persons for their reasonable expenses.

                                         (Continued on next page)

               -----------------------------------

     THE SECURITIES ISSUED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE
PENNSYLVANIA DEPARTMENT OF BANKING, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY STATE SECURITIES AUTHORITY. NOR HAS ANY SUCH
    COMMISSION, OFFICE OR AUTHORITY PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION
              TO THE CONTRARY IS A FEDERAL OFFENSE.

    THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.  THE COMMON
 STOCK IS NOT GUARANTEED BY THE BANK, THE STOCK HOLDING COMPANY, OR THE MUTUAL HOLDING COMPANY. THERE CAN BE NO ASSURANCE THAT THE
    TRADING PRICE OF THE COMMON STOCK OFFERED HEREBY WILL NOT
                      DECREASE AT ANY TIME.

Revocability of Proxy

    Any shareholder giving a proxy has the power to revoke the proxy at any time before it is voted by giving notice to Secretary of the Bank, Bernard H. Sarfert, Sr., at 235 North Second Street, Harrisburg, Pennsylvania 17101, by executing a later-dated proxy and giving notice thereof to the Secretary, or by voting in person at the Annual Meeting after giving notice to the Secretary.

Voting Securities, Record Date and Quorum

    The Bank is authorized to issue 50,000,000 shares of common stock. At the close of business on January 31, 1997, the Bank had outstanding 11,220,300 shares of common stock, par value $.01 per share ("Bank Common Stock") outstanding and held of record by approximately 4,130 shareholders. The Bank is also authorized to issue 20,000,000 shares of series preferred stock, $.01 per share of which none are issued to date.

    Only holders of record of Bank Common Stock, as of the close of business on March 3, 1997, will be entitled to notice of and to vote at the Annual Meeting. Cumulative voting rights do not exist with respect to the election of directors. On all matters to come before the Annual Meeting, each share of Common Stock is entitled to one vote.

    The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast shall constitute a quorum at the Annual Meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum at the Annual Meeting. Broker non-votes will not be counted in determining the presence of a quorum. As a practical matter, the presence of a quorum is assured because the Holding Company owns 8,500,000 shares, or approximately 76% of the Bank Common Stock outstanding and has indicated its intent to vote for the nominees for Class III Directors named below and for approval of the Plan of Reorganization.

    Assuming the presence of a quorum, the five nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Votes withheld from a nominee and broker non-votes will not be cast for such nominee.

    Approval of the Plan of Reorganization requires the affirmative vote of two-thirds of the outstanding shares of Bank
Common Stock. Consequently, broker non-votes and abstentions will have the same effect as a vote against the Plan of Reorganization.

     PRINCIPAL BENEFICIAL OWNERS OF THE BANK'S COMMON STOCK

Principal Owners

    The following table sets forth, as of January 31, 1997, the persons who own of record or who are known by the Board of Directors to be beneficial owners of more than 5% of the outstanding shares of Bank Common Stock, the number of shares beneficially owned by such persons and the percentage of the outstanding shares of Bank Common Stock so owned.


 Name of Individual        Amount and Nature
or Identity of Group     Beneficial Ownership(1)     Percent of Class
---------------------------------------------------------------------

Harris Financial, MHC         8,500,000                     75.8%
235 North Second Street
Harrisburg, PA 17101

----------------------------
(1) For the definition of "Beneficial Ownership" please refer to footnote 1 below under the caption "Beneficial Ownership by
    Officers, Directors and Nominees."


Beneficial Ownership by Officers, Directors and Nominees

    The following table sets forth, as of January 31, 1997, the amount and percentage of Bank Common Stock beneficially owned by each director, each nominee, each executive officer and all directors and executive officers of the Bank as a group. Unless otherwise noted in a footnote, each Bank director and named executive officer holds sole voting and investment power over the shares listed as beneficially owned. The table reflects data supplied by each Bank director and executive officer.


 Name of Individual        Amount and Nature
or Identity of Group     Beneficial Ownership(1)     Percent of Class
---------------------------------------------------------------------
William J. McLaughlin (2)      62,144 (11)                  *
Samuel M. Altdoerffer, Sr. (4) 11,125 (12)                  *
Ernest P. Davis (2)             5,149 (13)                  *
Jimmie C. George (3)           12,713 (14)                  *
Robert A. Houck (3)             9,124 (15)                  *
Bruce S. Isaacman (4)           6,000                       *
Robert E. Kessler (4)           9,793 (16)                  *
C. Ted Lick (6)                 5,633                       *
William E. McClure, Jr. (5)       200                       *
Robert R. Roebuck (3)           8,424 (17)                  *
William A. Siverling (3)       10,416 (18)                  *
Frank R. Sourbeer (2)          16,614                       *
Donald B. Springer (5)          2,000                       *
James L. Durrell (7)           13,810 (19)                  *
William M. Long (8)            12,196 (20)                  *
Bernard H. Sarfert, Sr. (9)    16,792 (21)                  *
Lyle B. Shughart (10)           9,594 (22)                  *

All Directors and Executive
 Officers as a Group
 (17 Persons)                 211,727 (23)                  1.9%(23)


---------------------
*    Less than 1%.
(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the Regulations of the Federal Deposit Insurance Corporation and the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has, or shares, voting or investment power or has the right to acquire beneficial ownership within 60 days after January 31, 1997. Beneficial ownership may be disclaimed as to certain of the securities.
(2)  Class I Director, whose term expires in 1999.
(3)  Class II Director, whose term expires in 1998.
(4) Class III Director, whose term expires in 1997 and a nominee for Class III Director, whose term will expire in 2000.
(5) Nominee for Class III Director, whose term will expire in 2000.
(6)  Director Emeritus.
(7)  Executive Vice President and Chief Financial Officer of the
     Bank.
(8)  Senior Vice President of the Lending Division of the Bank.
(9) Senior Vice President of the Administration Division and Corporate Secretary of the Bank.
(10) Senior Vice President of the Retail Services Division of the
     Bank.
(11) Includes 2,000 shares of Bank Common Stock held individually by Mr. McLaughlin's spouse, 2,119 shares purchased and held by the Bank's Employee Stock Ownership Plan ("ESOP") that are allocated to Mr.

     McLaughlin's account and over which he exercises investment control, and 40,000 shares that may be received upon exercise of options that have or will vest prior to 60 days after January 31, 1997.
(12) Includes 750 shares of Bank Common Stock held individually by Mr. Altdoerffer's spouse and 5,625 shares of Bank Common Stock that may be received upon exercise of options that have or will vest prior to 60 days after January 31, 1997.
(13) Includes 2,350 shares of Bank Common Stock that may be received upon exercise of options that have or will vest prior to 60 days after January 31, 1997.
(14) Includes 3,272 shares of Bank Common Stock held individually by Mr. George's spouse, 400 shares held in trust for Mr. George's children, and 3,750 shares of Bank Common Stock that may be received upon exercise of options that have or will vest prior to 60 days after January 31, 1997.
(15) Includes 5,625 shares of Bank Common Stock that may be received upon exercise of options that have or will vest prior to 60 days after January 31, 1997.
(16) Includes 5,168 shares of Bank Common Stock held individually by Mr. Kessler's spouse and 3,625 shares of Bank Common Stock that may be received upon exercise of options that have or will vest prior to 60 days after January 31, 1997.
(17) Includes 500 shares of Bank Common Stock held individually by Mr. Roebuck's spouse and 2,500 shares of Bank Common Stock that may be received upon exercise of options that have or will vest prior to 60 days after January 31, 1997.
(18) Includes 2,939 shares of Bank Common Stock held individually by Mr. Siverling's spouse and 500 shares held in a profit sharing plan for which Mr. Siverling is the beneficiary.
(19) Includes 1,138 shares of Bank Common Stock held jointly with Mr. Durrell's spouse, 1,947 shares purchased and held by the Bank's ESOP that are allocated to Mr. Durrell's account and over which he exercises investment control, and 7,500 shares of Bank Common Stock that may be received upon exercise of options that have or will vest prior to 60 days after January 31, 1997.
(20) Includes 1,471 shares of Bank Common Stock purchased and held by the Bank's ESOP that are allocated to Mr. Long's account and over which he exercises investment control and 7,500 shares of Bank Common Stock that may be received upon exercise of options that have or will vest prior to 60 days after January 31, 1997.
(21) Includes 829 shares of Bank Common Stock held individually by Mr. Sarfert's spouse, 1,700 shares purchased and held by the Bank's ESOP that are allocated to Mr. Sarfert's account and over which he exercises investment control, and 7,500 shares of Bank Common Stock that may be received upon exercise of options that have or will vest prior to 60 days after January 31, 1997.
(22) Includes 1,384 shares purchased and held by the Bank's ESOP that are allocated to Mr. Shughart's account and over which he exercises investment control and 5,000 shares of Bank Common Stock that may be received upon exercise of options that have or will vest prior to 60 days after January 31, 1997.
(23) Assumes all outstanding options issued to the directors and officers have been exercised.

                       MARKET INFORMATION

    The Bank Common Stock is listed on the Nasdaq National
Market under the symbol "HARS." As of the December 31, 1996, the Bank had eight registered market makers, approximately 4,130 shareholders of record (excluding the number of persons or entities holding stock in street name through various brokerage firms), and 11,220,300 shares outstanding, which includes shares held by the Mutual Holding Company. The following table sets forth market price and dividend information for the Bank Common Stock in each of the last eight quarterly periods.


Quarter Ended      High      Low       Dividends
-------------------------------------------------
1995
March 31           16 3/4    13 1/4    $.125
June 30            16 3/4    15 1/2    $.125
September 30       18 1/2    15 3/4    $.13
December 31        20 1/2    18        $.13

1996
March 31           20 1/4    17 3/4    $.145
June 30            18 3/4    15        $.145
September 30       17        14 3/4    $.145
December 31        18 5/8    15        $.145

     The last trade of the Bank Common Stock on January 24, 1997, the date immediately prior to the Bank's announcement of its intention to reorganize into the two-tier mutual holding company structure pursuant to the Agreement and Plan of Reorganization, was at a price of $19 1/2 per share.

                         DIVIDEND POLICY

General

     The Bank has paid quarterly cash dividends every quarter since the completion of its mutual holding company reorganization and minority stock issuance in January 1994. Although the Stock Holding Company expects to continue to pay cash dividends in the same amount per share as the Bank, its principal source of income will initially consist of dividends from the Bank. Dividends paid by the Stock Holding Company will be determined by the Stock Holding Company's Board of Directors and will be based upon its consolidated financial condition, results of operations, tax considerations, economic conditions, regulatory restrictions which affect the payment of dividends by the Bank to the Stock Holding Company, and other factors. In addition, the Stock Holding Company's ability to pay dividends is subject to limitations under Pennsylvania law. There can be no assurance that dividends will be paid on Holding Company Common Stock or that, if paid, such dividends will not be reduced or eliminated in the future. See "Approval of the Plan of Reorganization-Comparison of Shareholder Rights and Certain Anti-
Takeover Provisions-Payment of Dividends" for information regarding regulatory restrictions on the Bank's ability to pay dividends or make cash contributions to the Stock Holding Company.

     The Stock Holding Company will not be subject to regulatory restrictions of the Board of Governors of the Federal Reserve System (the "FRB") on the payment of dividends to its shareholders other than with respect to maintaining minimum levels of capital, although the source of such dividends will be dependent upon the factors set forth above. The Stock Holding Company is subject, however, to the requirements of Pennsylvania law with respect to the payment of dividends. See "Proposed Formation of Stock Holding Company-Comparison of Shareholder Rights and Certain Anti-Takeover Provisions-Payment of Dividends."

Dividend Waivers by the Mutual Holding Company

     The Mutual Holding Company has generally waived the receipt of dividends declared by the Bank. The Mutual Holding Company has not been required to obtain approval of the FRB prior to any such waiver, and through the date hereof has not sought or received FRB approval of any such waiver. In connection with the FRB and Federal Deposit Insurance Corporation ("FDIC") approvals of the Bank's acquisition of First Harrisburg Bancorp, Inc. and its wholly owned subsidiary, First Federal Savings and Loan Association of Harrisburg ("First Federal"), the Bank and the Mutual Holding Company made several commitments to the FDIC and the FRB regarding the waiver of dividends by the Mutual Holding Company. These commitments include the following:

     1. Any dividends waived by the Mutual Holding Company shall be taken into account in any valuation of the Bank and the Mutual Holding Company, and factored into the calculation used in establishing a fair and reasonable basis for exchanging Bank shares for holding company shares in any subsequent conversion of the Mutual Holding Company to stock form.

     2. Dividends waived by the Mutual Holding Company shall not be available for payment to or the value thereof transferred to shareholders of the Bank other than the Mutual Holding Company ("Minority Shareholders") by any means including through dividend payments or at liquidation.

     3. Beginning five years after April 19, 1996, the date of consummation of the Bank's acquisition of First Federal, the Mutual Holding Company will make prior application to and shall receive the approval of the FRB prior to waiving any dividends declared on the capital stock of the Bank, and the FRB shall have the authority to approve or deny any dividend waiver request in its discretion. Thereafter, such application may be made on an annual basis with respect to any year in which Mutual Holding Company intends to waive dividends paid by the Bank.

     4. After April 19, 1996, the date of consummation of the Bank's acquisition of First Federal, the amount of waived dividends that are identified as belonging to the Mutual Holding Company shall not be available for payment to, or the value transferred to, Minority Shareholders, either through dividend payments, upon the conversion of the Mutual Holding Company to stock form, upon the redemption of shares of the Bank, upon the Bank's issuance of additional shares, at liquidation, or by any other means. The Mutual Holding Company shall notify the FRB of all such transactions and will make available to the FRB such information as the FRB determines to be appropriate.

     5. The Bank will take into account when setting its dividend rate the declaration rate in relation to net income and the rate's effect on the Bank's ability to issue capital. The dividend rate will be reasonable and sustainable upon a full conversion to stock form of the Mutual Holding Company.

     6. In the event that the FRB adopts regulations regarding dividends waivers by mutual holding companies, the Mutual Holding
Company will comply with the applicable requirements of such regulations.

     As of April 19, 1996, the Mutual Holding Company had waived
$9.1 million of dividends declared by the Bank, and through December 31, 1996, had waived a total of $11.6 million of dividends.

     The Stock Holding Company believes that after the Reorganization, the same restrictions on dividend waivers will apply to waivers by the Mutual Holding Company of dividends declared by the Stock Holding Company. The Reorganization is not expected to have an effect on whether or not the Mutual Holding Company waives dividends. After the Reorganization, if the Mutual Holding Company decides that it is in its best interest to waive a particular dividend to be paid by the Stock Holding Company, and, if necessary, the FRB approves such waiver, then the Stock Holding Company would pay such dividend only to Minority Shareholders, and the amount of the dividend waived by the Mutual Holding Company would be treated in the manner described above. The Mutual Holding Company's decision as to whether or not to waive a particular dividend will depend on a number of factors, including the Mutual Holding Company's capital needs, the investment alternatives available to the Mutual Holding Company as compared to those available to the Bank, and the receipt of required regulatory approvals. Management believes that, after the Reorganization, the factors considered by the Mutual Holding Company in deciding whether or not to waive dividends are not likely to change, except that it will also consider the investment alternatives available to the Stock Holding Company, which, after the Reorganization, will include the repurchase of Holding Company Common Stock. There can be no assurance that (i) after the Reorganization the Mutual Holding Company will waive dividends paid by the Stock Holding Company,
(ii) the FRB will approve any dividend waivers by the Mutual Holding Company after April 2001, or (iii) the terms that may be imposed by the FRB on any dividend waiver will not be unfavorable to shareholders.

                      ELECTION OF DIRECTORS

     The Bylaws of the Bank provide that the Bank's business shall be managed by its Board of Directors. Article III, Section 2 of the Bylaws provides that the number of directors that shall constitute the whole Board of Directors shall consist of no less than seven nor more than 15 members and shall be divided into three classes, as nearly equal in number as possible. The members of each class are elected for a term of three years. Pursuant to Article III, Section 11 of the Bylaws, vacancies on the Board of Directors are filled by a majority of the remaining members of the Board of Directors, though less than a quorum, and each person so appointed serves as a director until the next shareholders meeting.

     At the 1997 Annual Meeting, five directors are to be elected to hold office for a three-year term and until their successors have been duly elected and qualified. The Board of Directors has unanimously nominated Samuel M. Altdoerffer, Sr., Robert E. Kessler, Bruce S. Isaacman, William E. McClure, Jr. and Donald B. Springer, for election as Class III Directors of the Bank. Messrs. Altdoerffer and Kessler were elected by shareholders at the 1994 Annual Meeting of the Bank. Mr. Isaacman was appointed a Class III Director on May 21, 1996, upon consummation of the merger of First Federal with, into and under the charter of the Bank, on April 19, 1996, filling the vacancy created by the election of C. Ted Lick, in April, 1996, as an Emeritus member of the Board. In addition to Mr. Lick, Isabelle F. Ommert was a Class III Director until April, 1996, when she became a Director Emeritus. Mrs. Ommert resigned on June 18, 1996. N. Carl Vandling, a Class I Director, resigned effective March 31, 1996, and Jack W. Shader, Sr., also a Class I Director, resigned effective November 18, 1996. In light of the vacancies on the Board, at the Board meeting held January 21, 1997, the Board of Directors reconstituted the Classes of the Board to set the size of each of Class I and Class II at three (3) members and to set the size of Class III at five (5) members. The number of Directors is set at eleven (11). The names of the nominees, the current directors, Directors Emeritus and brief statements concerning their ages, principal occupations for the past five years and other biographical information are set forth below.

     The persons named in the enclosed proxy card, Ernest P. Davis, William J. McLaughlin and Frank R. Sourbeer, have advised the Bank that, unless a contrary direction is indicated on the proxy card, they intend to vote for the election of the nominees proposed. They have also advised that in the event any of the five nominees shall not be available for election, they will vote for the election of such substitute nominee or nominees, if any, as the Board of Directors may propose.

     There is no cumulative voting for the election of directors. Each share of Common Stock is entitled to cast only one vote for each nominee. For example, if a shareholder owns ten shares of Common Stock, he or she may cast up to ten votes for each of the five nominees in the class to be elected.

Class III Nominees Proposed By The Board of Directors To Serve
Until 2000

     Samuel M. Altdoerffer, Sr. (70) is retired. Prior to his retirement, he was Chairman of the Board of Peoples Broadcasting
Co., Inc.  Mr. Altdoerffer has been a member of the Board since
1982.

     Robert E. Kessler (70) is retired. Prior to his retirement, he was President and Chief Executive Officer of Kessler's, Inc., a meat and food processing and distribution company located in Lemoyne, Pennsylvania. He has been a member of the Board since 1978.

     Bruce S. Isaacman (65) is a partner in Isaacman Kern & Co., an accounting firm. Prior to the merger of First Federal with, into and under the charter of the Bank, Mr. Isaacman was Chairman of the Board of First Harrisburg Bancorp, Inc., parent company of First Federal. On May 21, 1996, Mr. Isaacman was appointed to the Board of Directors of the Bank.

     William E. McClure, Jr. (55) is President of H.B. McClure
Co., a commercial and residential plumbing contractor. He is a nominee for Class III Director.

     Donald B. Springer (61) is founder and President of Phoenix
Contact, Inc., a manufacturer of electrical and electronic components. He is a nominee for Class III Director.

Continuing Class I Directors To Serve Until 1999

     William J. McLaughlin (59) joined the Bank in 1979 as Vice
President of Lending. In 1994, he was elected President and Chief Executive Officer. He has been a member of the Board since
1992.

     Ernest P. Davis (64) is an independent agent for New York
Life Insurance Company and other insurance companies, offering a variety of insurance and financial products. He has been a member of the Board since 1989.

     Frank R. Sourbeer (46) has been President, Chairman of the Board of Directors and controlling owner of Wilsbach Distribution, a beverage distribution company since 1988. He is also President of the Partnership for Regional Investment and Development Enterprises, an industrial development company. He has been a member of the Board since 1989.

Continuing Class II Directors To Serve Until 1998

     Jimmie C. George (67) has been a co-owner of George's Flowers, a local flower shop for the past 37 years. He has also been the President of Pleasant Inn, a motel, for 22 years, and was a corporate secretary for Bonnie Heights Homes for 25 years. Mr. George is also a partner in two non-profit housing development companies. He has been a member of the Board since 1988.

     Robert A. Houck (64) was formerly the Executive Vice
President, Chief Financial Officer, Secretary and Treasurer of
HERCO, INC., a hotel resort company located in Hershey, Pennsylvania, until his retirement in 1988. He has been a member of the Board since 1979.

     William A. Siverling (55) is the President and co-owner of Commercial Industrial Realty Company, a commercial real estate brokerage firm with which he has been associated for over 23 years. He has been a member of the Board since 1989. Mr. Siverling is also a director for HS Service Corporation, a wholly-owned subsidiary of the Bank.

Class II Director To Serve Until 1997

     Robert R. Roebuck (72) was a property and casualty insurance agent with Edward L. Noyes & Co., Inc. until his retirement in 1988. From 1988 to 1990, he worked for the same company as a consultant. Mr. Roebuck is presently a Class II Director. He has served as a member of the Board since 1966. Effective in April 1997, he will become an Emeritus member.

Director Emeritus

     C. Ted Lick (73) served as President of the Harrisburg Paper
Co., a paper distribution company, from 1948 until his retirement in 1992. He served as a member of the Board from 1966 to 1996, when he was elected as an Emeritus member.

Meetings and Committees of the Board

     The business of the Bank is conducted at regular and special meetings of the full Board of Directors and its standing committees. The standing committees consist of the Executive, Compensation and Benefits, Pension, Nominating, Audit and Loan
Review Committees.

     During 1996, the Board of Directors met fourteen times in accordance with the Bylaws. No director attended fewer than 75 percent of the total number of Board of Directors and Committee
Meetings of the Bank of which he or she was a member.

     The Executive Committee consists of Messrs. Altdoerffer, Davis, Houck, Kessler (Chairman) and Roebuck. The committee manages the business and affairs of the Bank during the interval between meetings of the Board. All actions of the Executive Committee are subject to the approval of the entire Board of Directors. The Executive Committee met four (4) times in 1996.

     The Compensation and Benefits Committee consists of Messrs.
George, Houck, Kessler, Roebuck (Chairman), Siverling and
Sourbeer. The Compensation and Benefits Committee met six (6) times during 1996.

     The Pension Committee consists of Messrs. Davis (Chairman), Isaacman, McLaughlin and Roebuck. The Committee meets at least annually and reviews and approves all matters relating to pension plan additions and/or distributions. The Committee met twice during 1996.

     The Nominating Committee consists of Messrs. George, Roebuck
(Chairman), Siverling and Sourbeer and is responsible for selecting nominees for election to the Board. The Nominating
Committee has no formal procedures in effect for receiving recommendations for nominees. This Committee met twice during 1996.

     The Audit Committee consists of Messrs. Davis, Houck (Chairman), Isaacman and Siverling. This Committee meets on a quarterly basis with the internal auditor to review audit programs and the results of audits of specific areas as well as other regulatory compliance issues. In addition, the Audit Committee meets with the independent certified public accountants to review the results of the annual audit and other related matters. The Audit Committee met four times in 1996.

     The Loan Review Committee consists of Messrs. McLaughlin
(Chairman), Altdoerffer, Isaacman and Siverling.  The Loan Review
Committee met twice during 1996.

Section 16(a) Beneficial Ownership Compliance

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), and the Regulations of the FDIC require the Bank's officers and directors, and persons who own more than 10 percent of the registered class of the Bank's equity securities, to file reports of ownership and changes in ownership with the FDIC. Officers, directors and greater than 10 percent shareholders are required by FDIC regulation to furnish the Bank with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it and upon written representations that no Forms were required, the Bank believes that, during the period January 1, 1996, through December 31, 1996, its officers and directors were in compliance with all filing requirements applicable to them.

Executive Officers who are not Directors

     James Durrell (60) was appointed Executive Vice President in
April 1995, and has been Chief Financial Officer since 1988 when he commenced his employment with the Bank.

     William M. Long (46) has been Senior Vice President of
Lending since 1989, and has been employed by the Bank since March
1989.

     Bernard H. Sarfert Sr. (58) was appointed Corporate
Secretary in 1994, and has been Senior Vice President of Administration since 1989. Mr. Sarfert has been employed by the Bank since 1986.

     Lyle B. Shughart (50) has been Senior Vice President of
Retail since 1989, and has been employed by the Bank since 1975.

Certain Transactions

     In addition to consumer loans, the Bank provides loans to its officers, directors and employees to purchase or refinance personal residences. All of these loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features. The Bank makes loans available to its officers, directors and employees on a basis consistent with statutory requirements. In prior years, the Bank waived application fees on loans made to officers and directors in accordance with regulations then in effect.

     There have been no material transactions between the Bank, nor are any material transactions proposed, with any director or executive officer of the Bank, or any associate of the foregoing persons. The Bank has entered into, and intends to continue to enter into, banking and financial transactions in the ordinary course of business with directors and officers of the Bank and their associates on comparable terms and with similar interest rates as those prevailing from time to time for other customers of the Bank. Total loans outstanding from the Bank at December 31, 1996, to the Bank's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was approximately $1,089,736, which is less than 1% of the Bank's total equity capital. The largest aggregate amount of indebtedness outstanding at any time during fiscal year 1996 to officers and directors of the Bank as a group was approximately $1,474,803. The Bank intends that all future transactions involving executive officers, directors, holders of 10% or more of the shares of any class of its stock, and affiliates thereof, will contain terms no less favorable to the Bank than the Bank would obtain in an arm's length negotiation with unaffiliated persons. A majority of the Bank's independent outside directors, not having any interest in the transaction, will approve future transactions.

Executive Compensation

     Summary Compensation Table. Shown below is information concerning the annual compensation for services in all capacities to the Bank for the fiscal years ended December 31, 1996, 1995 and 1994 of those persons who were, at December 31, 1996, (i) the Chief Executive Officer, and (ii) the four other most highly compensated executive officers of the Bank (together, "Named Executive Officers "):

                                                                 Long-Term
                               Annual Compensation          Compensation Awards
                               -------------------          -------------------
                                                                   Awards           Payouts
                                                            -------------------     -------


                                               Other Annual Restricted     Shares               All Other
  Name and                                     Compensation    Stock     Underlying           Compensation
Principal Position    Year         Salary    Bonus        (1)        Awards(2)      Options    Payouts          (4)
-----------------------------------------------------------------------------------------------------------------------

William J. McLaughlin 1996        $200,039    $49,757     ---         $     --        --       --         $15,359
President and         1995         187,820     45,213     ---               --        --       --          12,969
Chief Executive       1994         143,909     39,978     ---          399,375    40,000       --           1,781
Officer

James L. Durrell      1996        $117,933    $26,591     ---               --        --       --         $ 8,098
Executive Vice        1995         112,655     24,625     ---               --        --       --           7,818
President and Chief   1994         106,080     24,196     ---          $95,406    12,500       --           1,497
Financial Officer

Bernard H. Sarfert,   1996        $103,116    $19,612     ---               --        --       --         $ 6,948
 Sr.
Sr. Vice President    1995         100,041     18,117     ---               --        --       --           6,898
Administration Div.   1994          97,211     20,695     ---          $95,406    12,500       --           1,333

William M. Long,      1996        $ 86,813    $23,932     ---               --        --       --         $ 6,001
Sr. Vice President    1995          83,637     16,912     ---               --        --       --           5,766
Lending Division      1994          81,158     17,278     ---          $95,406    12,500       --           1,142

Lyle B. Shughart,     1996        $ 83,922    $15,111     ---               --        --       --         $ 5,687
Sr. Vice President    1995          81,645     14,701     ---               --        --       --           5,605
Retail Services Div.  1994          77,360     16,469     ---          $95,406    10,000       --           1,097

PAGE

------------------
(1) Amounts not reportable as they do not exceed the lesser of $50,000 or 10% of salary and bonus.
(2) Includes an award of 22,500 shares of restricted stock to Mr. McLaughlin that vests in four equal annual installments in 1995 through 1998, and awards of 5,375 shares of restricted stock to each of Messrs. Durrell, Sarfert, Long and Shughart that each vest in five equal annual installments in 1995 through 1999. The value of the awards is determined based on the last sale price of the Bank Common Stock on the date of the award. Accumulated dividends plus interest are paid at the time the restricted stock vests. As of December 31, 1996, Mr. McLaughlin held 11,250 shares of restricted stock with a fair market value of $205,313, and Messrs. Durrell, Sarfert, Long and Shughart each held 2,150 shares of restricted stock with a fair market value of $39,238 based on the last sale price of the Bank Common Stock on December 31, 1996.
(3) Option shares for Mr. McLaughlin vest ratably over the three year period ending January 25, 1997. Option shares for Messrs. Durrell, Sarfert, Long and Shughart vest ratably over the five year period ending January 25, 1999.
(4) For 1996, includes the following contributions under the Bank's ESOP, contributions to the defined contribution component of the Bank's Supplemental Executive Retirement Plan, and employer matching contributions under the Bank's 401(k) retirement plan: $6,809, $6,300 and $2,250, respectively, for Mr. McLaughlin; $6,276, $0 and $1,822, respectively, for Mr. Durrell; $5,397, $0 and $1,551, respectively, for Mr. Sarfert; $4,675, $0 and $1,326, respectively, for Mr. Long; and $4,424, $0 and $1,263, respectively, for Mr. Shughart.

     Aggregate Option Exercises During 1996 and Option Values at December 31, 1996. The Bank's 1994 and 1996 incentive stock option plans are available to officers and other employees of the Bank and its affiliates. The plans are administered by a committee of outside directors. The plans authorize the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), "non-statutory options," which do not qualify as incentive stock options, and certain "Limited Rights," exercisable only upon a change-of-control of the Bank, the Mutual Holding Company or, following the two-tier reorganization, the Stock Holding Company. See "Approval of the Plan of Reorganization." The following table sets forth certain information regarding awards under the Bank's incentive stock option plans, including the shares acquired and the value realized during 1996 by Named Executive Officers upon exercise of options and the number of shares of Bank Common Stock underlying options and the value of options held by Named Executive Officers at December 31, 1996.

PAGE

                                                      Number of
                                                      Securities        Value of
                                                      Underlying       Unexercised
                                                      Options at       Options at
                                                      December 31,     December 31,
                                                         1996             1996

                            Number of
                          Shares Acquired   Value     Exercisable/      Exercisable/
Name                        on Exercise    Realized   Unexercisable    Unexercisable(1)
---------------------------------------------------------------------------------------

William J. McLaughlin        ---            ---       26,667/13,333    $220,003/$109,997
President and Chief
Executive Officer

James L. Durrell             ---            ---        5,000/7,500     $ 41,250/$61,875
Executive Vice
President and Chief
Financial Officer

Bernard H. Sarfert, Sr.      ---            ---        5,000/7,500     $ 41,250/$61,875
Sr. Vice President
Administration Div.

William M. Long              ---            ---        5,000/7,500     $ 41,250/$61,875
Sr. Vice President
Lending Div.

Lyle B. Shughart             ---            ---        2,500/7,500     $ 20,625/$61,875
Sr. Vice president
Retail Services Div.


------------------
(1) Based on the last sale price of the Bank Common Stock on December 31, 1996.

     Change in Control Agreements. In January, 1994, the Bank and the Holding Company entered into a change-in-control agreement ("CICA") with each of Messrs. McLaughlin, Durrell, Sarfert, Long and Shughart. Each CICA has a three year term. Commencing on the first anniversary date and continuing on each anniversary date thereafter, each CICA will renew for an additional year, so that the term of each CICA will be three years, unless written notice is provided by either party. Each CICA provides that, at any time following a change-in-control of the Bank or of the Holding Company, if the Bank or the Holding Company terminates the executive's employment for any reason, other than for cause, or if the executive terminates his employment following his demotion, loss of title, loss of significant authority, reduction in his compensation or relocation of his principal place of employment, the executive, or in the event of death, his beneficiary, is entitled to receive a severance payment equal to three times his annual compensation. Each CICA also provides that the Bank and/or the Holding Company will continue the executive's life, health, dental and disability coverage for a three year period. A change-in-control is defined, in the CICA, to mean an event that would constitute a change-in-control of the Bank or the Holding Company, as the case may be, under the Bank Holding Company Act or the Change in Bank Control Act; a plan of reorganization, merger, merger conversion, consolidation or sale of all or substantially all of the assets of the Bank or of the Holding Company or a similar transaction in which the Bank or the Holding Company is not the resulting entity; or a change in the composition of the Board of Directors of the Bank or of the Holding Company that results in a change of a majority of such directors. If payments and benefits under a CICA would constitute an excess parachute payment under Section 280G of the Code, then such payment may be reduced to one dollar less than the excess parachute amounts if the reduced amount would be greater than the unreduced payments less the excise tax that the executive would owe under Section 4999 of the Code.

     Pension Plan. The Bank maintains a non-contributory defined benefit plan for all employees who are at least 21 years of age and who have completed one year of service during which they worked at least 1,000 hours. The plan is intended to be a "qualified" plan under section 401(a) of the Code. The plan provides for a monthly benefit to the participant upon his or her retirement at the age of sixty-five (65) with at least five years of service. Benefits are also payable upon the participant's death or disability or early retirement at age fifty-five (55) with at least five years of service. The benefit to which a participant is entitled is determined in accordance with a formula based upon the participant's average monthly compensation, which is defined in the plan to be monthly compensation averaged over the highest five years of service.
The benefit formula is the sum of (a) 2% of average monthly compensation multiplied by years of service, up to 15 years, (b)
 .5% of average monthly compensation multiplied by years of service in excess of 15 years (maximum 20 years under this part) and (c) .5% of average monthly compensation in excess of one-twelfth of social security covered compensation multiplied by years of service, up to 35 years. The Bank is required to make annual contributions to the plan based upon actuarial estimates provided by the actuary retained by the plan. During 1996, no contribution was required.

     The following table illustrates monthly pension benefits at age 65 under the most advantageous plan provisions available at various levels of compensation and years of service.


                               YEARS OF SERVICE
                   ------------------------------------------
Compensation         15       20       25       30       35
-------------------------------------------------------------

$  40,000          $1,067   $1,172   $1,278   $1,384   $1,489
   60,000           1,692    1,881    2,070    2,259    2,448
   80,000           2,317    2,589    2,861    3,134    3,406
  100,000           2,942    3,297    3,653    4,009    4,364
  120,000           3,567    4,006    4,445    4,884    5,323
  150,000           4,504    5,068    5,632    6,196    6,760


     As of December 31, 1996, Messrs. McLaughlin, Durrell, Long,
Sarfert, and Shughart had 18, 9, 13, 11, and 22 years of credited service, respectively.

     Supplemental Executive Retirement Plan. The Bank maintains a Supplemental Executive Retirement Plan (the "SERP") for certain employees designated by the Board of Directors. The Plan makes up benefits lost by the employee under the Bank's three qualified retirement plans due to the lower Internal Revenue Service ("IRS") compensation limit effective January 1, 1995. The compensation limit for 1996 was $150,000. In 1997, the limit is increased to $160,000. The SERP includes a defined benefit component and a defined contribution component. The amount of the annual defined contribution is included in the Summary Compensation Table, the amount of the defined benefit component is described in the table below. The benefit may be paid in a lump sum, or over a ten year period. The following table sets forth the present value at age 65 of the defined benefit that will be received based on a participant's years of service and average annual compensation over the last five years prior to reaching age 65.



                            YEARS OF SERVICE(1)
                ------------------------------------------
Compensation      15       20       25       30       35
----------------------------------------------------------

$ 150,000      $      0 $      0 $      0 $      0 $      0
  200,000       156,000  177,000  219,000  219,000  240,000
  225,000       254,000  288,000  356,000  356,000  390,000
  250,000       352,000  399,000  492,000  492,000  539,000
  300,000       547,000  620,000  766,000  766,000  839,000


-------------

(1) Represents the present value at age 65 of the SERP benefit.

     As of December 31, 1996, Messrs. McLaughlin, Durrell, Long,
Sarfert, and Shughart had 18, 9, 13, 11, and 22 years of credited service, respectively.

Compensation of Directors

     Fees. The Board increased the fees payable to the Bank's directors in April 1996. Directors receive an annual fee of $9,000 and $1,000 for each board meeting attended. Members of committees receive $550 for each committee meeting attended and $600 for each special board meeting attended. Employees who are also directors are not paid for attending committee meetings. Directors Emeritus receive $850 for each board meeting attended. In 1996 the Board of Directors received an aggregate of $292,575 of fees.

          Stock Option Plan for Outside Directors. The Bank's 1994 Stock Option Plan for Outside Directors is self-administering, and a total of 78,750 shares of Common Stock are authorized for issuance under the Plan. The exercise price per share for each option issued under the plan is the fair market value of a share of the underlying common stock on the date of grant. A total of 75,000 options to purchase shares of Bank Common Stock at a price of $10.00 per share were issued in connection with the initial grant in 1994.

     Recognition and Retention Plan for Outside Directors. Awards of between 1,000 and 2,000 shares of Bank Common Stock were made in 1994 under the Bank's Recognition and Retention Plan for Outside Directors to each outside director of the Bank at such time. Awards under the plan were fixed pursuant to a formula based upon years of service.

Compensation Committee Interlocks and Insider Participation

     During 1996, Directors George, Kessler, Siverling, Houck, Roebuck and Sourbeer served on the Compensation and Benefits Committee. None of the Committee's members is a current or former officer or employee of the Bank or any subsidiary of the Bank. In addition, none of the members of the committee had any relationship with the Bank that would require disclosure under
Item 404 of the Regulation S-K of the Securities and Exchange Commission (the "SEC"), relating to insider transactions and indebtedness of management.

Board Compensation Committee Report on Executive Compensation

     The Compensation and Benefits Committee of the Board of Directors of the Bank is responsible for establishing, implementing and monitoring all executive compensation policies of the Bank. The Committee is also responsible for evaluating the performance of the Chief Executive Officer of the Bank and recommending appropriate compensation levels. The Chief Executive Officer evaluates the performance of the Executive Vice Presidents and the Senior Vice Presidents and recommends individual compensation levels to the Compensation and Benefits Committee. None of the Committee's members is a current or former officer or employee of the Bank or any subsidiary of the Bank.

     The Compensation and Benefits Committee believes that a compensation plan for executive officers should take into account management skills, long term performance results and shareholder returns. Compensation policies must be maintained to promote:
(i) the attraction and retention of highly-qualified executives;
(ii) motivation of executives that is related to the performance of the individual and the Bank; (iii) current and long term performance; and (iv) a financial interest in the success of the Bank similar to the interests of its shareholders and other constituencies.

     The Bank's current compensation plan involves a combination of salary and bonus to reward short-term performance. The salary levels of executive officers are designed to be competitive within the financial services industry. Annual compensation surveys of thrifts nationwide which are plus or minus 30 percent in assets from the Bank are utilized to determine competitive salary levels and individual performance is reviewed to determine appropriate salary adjustments. Executive officers of the Bank are eligible to participate in a corporate bonus plan which provides a bonus upon achievement of certain internal objectives and external objectives based on stock price compared to peers, which peers are disclosed in the Shareholder Return Performance Graph, set forth below.

     The internal objectives include return on equity, return on assets and an efficiency ratio all compared to plan objectives.

     In addition to base salary and bonus, executive officers of the Bank are eligible to participate in certain long term incentive plans including an employee stock ownership plan (ESOP) and 401(k) plan.

     During the year ended December 31, 1996, the base compensation of Chief Executive Officer, William J. McLaughlin was $249,796 (salary and bonus) which represents approximately a 7% increase from the previous year. The Committee believed the increase was appropriate based on competitive salary surveys and achievement of Bank objectives.

               Compensation and Benefits Committee

          Jimmie C. George         Robert A. Houck
          Robert E. Kessler        Robert R. Roebuck, Chairman
          William A. Siverling     Frank R. Sourbeer

Shareholder Return Performance Graph

     Set forth below is a line graph comparing the yearly dollar change in the cumulative total shareholder return assuming the reinvestment of dividends for: (i) the Bank Common Stock over the period commencing with the January 25, 1994 public offering of shares for $10.00 per share through December 31, 1996; (ii) all issues traded on the Nasdaq Stock Market from January 25, 1994 through December 31, 1996; and (iii) all publicly traded thrifts with assets of between $1 and $5 billion from January 25, 1994 through December 31, 1996. The shareholder return shown on the graph below is not necessarily indicative of future performance.


                                       Period Ending
                        1/25/94   9/30/94   6/30/95   3/29/96  12/31/96
                        -----------------------------------------------
Harris Savings Bank     100.00    171.76    162.80    190.30   198.26
Nasdaq--Total US        100.00     97.73    120.48    143.02   168.08
Thrifts ($1B to $5B)    100.00    111.23    126.11    157.45   200.76


             APPROVAL OF THE PLAN OF REORGANIZATION

Summary

     At the Annual Meeting, shareholders will vote on the approval of an Agreement and Plan of Reorganization (the "Plan of Reorganization") pursuant to which the Bank and the Mutual Holding Company will reorganize into the "two-tier" mutual holding company structure. In the Reorganization, the Stock Holding Company will be established as a majority owned subsidiary of the Mutual Holding Company, as described more specifically herein. Under the terms of the proposed Reorganization, each outstanding share of Bank Common Stock will be converted into one share of Holding Company Common Stock, and the holders of Bank Common Stock will become the holders of all of the outstanding shares of Holding Company Common Stock. Accordingly, as a result of the Reorganization, Minority Shareholders will become minority shareholders of the Stock Holding Company.

     Please make note of the following important considerations in connection with the Reorganization:

     -- Operations of the Bank and the Mutual Holding Company. The Reorganization will have no impact on the operations of the Bank and the Mutual Holding Company. The Bank will continue its operations at the same locations, with the same management, and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the Reorganization.

     -- Reasons for the Reorganization. The Board of Directors of the Bank believes that the "two-tier" structure will be in the best interests of shareholders because it will offer greater operating flexibility than is currently available to the Bank in its existing mutual holding company structure. The "two-tier" structure will enhance the ability to make investments, acquire other institutions, and repurchase shares of common stock. See "- Reasons for the Stock Holding Company Reorganization."

     -- Optional Exchange of Stock Certificates. After the Reorganization stock certificates evidencing shares of Bank Common Stock will represent, by operation of law, the same number of shares of Holding Company Common Stock. Former holders of the Bank Common Stock will not be required to exchange their Bank Common Stock certificates for Holding Company Common Stock certificates, but will have the option to do so. See "- Optional Exchange of Stock Certificates."

     -- Tax Consequences. The Bank has received an opinion of its special counsel, Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C., as to certain federal income tax consequences of the Reorganization. Please carefully read the section of this Prospectus/Proxy Statement titled "- Tax Consequences."

     -- Conditions to the Reorganization. The Plan of Reorganization sets forth a number of conditions to the completion of the Reorganization, including: (i) approval of the Plan of Reorganization by the holders of two-thirds of the outstanding shares of Bank Common Stock; (ii) receipt of an opinion of counsel that the Reorganization will be treated as a non-taxable transaction for federal income tax purposes; and (iii) receipt of any and all regulatory approvals necessary for the lawful consummation of the Reorganization.
          See "- Conditions to the Reorganization."

     Please note that this list may not include all material terms of the Reorganization, and must be read along with the more complete description of the Reorganization included herein.

Reasons for the Stock Holding Company Reorganization

     The Board of Directors of the Bank believes that the formation of the Stock Holding Company as a subsidiary of the Mutual Holding Company will be in the best interests of shareholders and will offer greater operating flexibility than is currently available to the Bank in its existing mutual holding company structure. The Mutual Holding Company does not operate as a traditional holding company at the present time because it is a mutual organization and represents only the mutual ownership interest in the Bank. Establishing the Stock Holding Company as a subsidiary of the Mutual Holding Company will permit the Stock Holding Company to conduct activities and make investments for the benefit of all shareholders. It will also provide greater flexibility to structure and complete acquisitions of other financial institutions, repurchase shares of Holding Company Common Stock as market conditions permit, and diversify the Stock Holding Company's business activities.

     Enhanced Ability to Invest Through the Stock Holding Company. Under the existing mutual holding company structure the Mutual Holding Company cannot make investments in other financial institutions or business enterprises for the benefit of all shareholders of the Bank, and the Bank itself is limited by law or regulation in its permissible investment activities. For example, if the Mutual Holding Company invests in 5% of the common stock of another bank or thrift holding company, any gain on such investment would accrue only to the Mutual Holding Company. The Reorganization will permit the entity that issues stock (i.e. the Stock Holding Company) to make investments, diversify business activities, or acquire other financial institutions, for the benefit of all shareholders. No specific investments, new business activities or acquisitions by the Stock Holding Company are planned at the present time.

     Facilitate Mergers and Acquisitions. The Reorganization will also facilitate the approval and completion of mergers and acquisitions since the Stock Holding Company, acting as the sole shareholder of the Bank, will be able to approve mergers and acquisitions involving the Bank. This is consistent with the way other stock holding companies are able to approve mergers of their bank or savings institution subsidiaries. Moreover, the Reorganization will enable the Stock Holding Company to acquire other financial institutions and to operate them as separate subsidiaries for the benefit of all shareholders of the Stock Holding Company.

     Stock Repurchases. The Reorganization will enable the Stock Holding Company to repurchase Stock Holding Company Common Stock which, particularly in recent years, has been an important, if not essential, means for banks and savings institutions to enhance shareholder value and invest capital resources. Historically, the Bank has used the percentage of taxable income method for establishing its bad debt reserves for tax purposes. Federal tax laws generally require that thrift institutions recapture into income and pay the tax on their excess bad debt reserves in the event of certain distributions and redemptions, such as stock repurchases. Accordingly, if the Bank were to repurchase any of its outstanding shares of common stock, it would cause recapture of all or part of its pre-1988 excess tax bad debt reserves. Because distributions or redemptions by entities, such as the Stock Holding Company, that have not used the percentage of taxable income method for computing bad debt reserves are not subject to recapture, the Stock Holding Company will be permitted to repurchase Holding Company Common Stock without causing any recapture of the Bank's tax bad debt reserves. The ability to repurchase Holding Company Common Stock is an important means of enhancing shareholder value and investing capital resources. See "Regulation of the Stock Holding Company-Repurchases of Holding Company Common Stock."

     Stock Holding Company Powers.   The Stock Holding Company
would be permitted to engage in the activities that are permissible for bank holding companies under the Bank Holding Company Act (i.e. activities that are closely related to banking) these include several activities in which the Bank is not permitted to engage, such as investing in certain equity securities and holding other savings banks as subsidiaries. See "-Stock Holding Company Regulation."

     Although the Reorganization will enable the Stock Holding Company's shareholders to share in the rewards of the increased operating flexibility, shareholders should also consider that the Stock Holding Company's shareholders will also bear the risk that the transactions that are facilitated by the increased operating flexibility may not prove to be advantageous to the Stock Holding Company and its shareholders.

     THE BOARD OF DIRECTORS OF THE BANK HAS UNANIMOUSLY APPROVED
THE REORGANIZATION AND RECOMMENDS THAT THE SHAREHOLDERS VOTE
"FOR" THE PLAN OF REORGANIZATION.

Plan of Reorganization

     The Reorganization will be accomplished under the Plan of Reorganization, which is attached as Exhibit A hereto. The following discussion is qualified in its entirety by reference to the Plan of Reorganization. The Plan of Reorganization was unanimously approved by the Board of Directors on February 18, 1997.

     The Reorganization and the establishment of the Stock Holding Company will be accomplished as follows: (i) the Stock Holding Company will be organized as a wholly owned subsidiary of the Bank; (ii) the Stock Holding Company will organize an interim Pennsylvania stock savings bank ("Interim") as a wholly owned subsidiary; (iii) Interim will merge into the Bank, with the Bank as the surviving corporation; and (iv) in connection with the merger in step (iii) above, all of the issued and outstanding shares of Holding Company Common Stock held by the Bank prior to the Reorganization will be canceled, all of the issued and outstanding shares of Bank Common Stock will be converted into and become an equal number of shares of Holding Company Common Stock, and all of the issued and outstanding shares of Interim, which are held by the Stock Holding Company, will automatically be converted by operation of law into common stock of the Bank. As a result of the steps described above, the Bank will become the wholly owned subsidiary of the Stock Holding Company, the Stock Holding Company will become the majority owned subsidiary of the Mutual Holding Company, and Minority Shareholders will become minority shareholders of the Stock Holding Company.

     The following diagram sets forth the Bank's current mutual holding company structure:

-------------------------
| Harris Financial M.H.C.|
|                        |
-------------------------|
            |
            |76% of Bank
            |Common Stock
            |
-------------------------                -------------------
| Harris Savings Bank    |24% of Bank    |     Minority     |
|                        |Common Stock   |   Shareholders   |
|                        |-------------- |                  |
-------------------------|               -------------------|


     The following diagram sets forth the Bank's proposed mutual holding company structure following completion of the
Reorganization:

-------------------------
| Harris Financial M.H.C.|
|                        |
-------------------------|
            |
            |76% of Holding Company
            |Common Stock
            |
-------------------------                -------------------
| Harris Financial, Inc. |24% of Holding |                  |
|                        |Company        |     Minority     |
|                        |Common Stock   |   Shareholders   |
|                        |-------------- |                  |
-------------------------|               -------------------|
            |
            |100% Owned
            |
-------------------------
| Harris Savings Bank    |
|                        |
-------------------------|

Capitalization

     The Board of Directors of the Bank presently intends to capitalize the Stock Holding Company with up to $10.0 million, subject to the receipt of any required regulatory approvals. The Stock Holding Company is being capitalized in such amount so that it will be in a position to take advantage of investment opportunities as they arise from time to time. These opportunities may include investments in equity securities, acquisitions of other financial institutions and repurchases of shares of Holding Company Common Stock.

     The $10.0 million contributed to the Stock Holding Company will reduce the Bank's capital in a like amount, although the Stock Holding Company's consolidated total shareholders' equity immediately subsequent the Reorganization will be equal to the Bank's consolidated total shareholders' equity immediately prior to the Reorganization. The following table sets forth the historical capitalization of the Bank and the pro forma capitalization of the Bank and the Stock Holding Company as of December 31, 1996.

     Set forth below is the historical and pro forma capitalization of the Bank as of December 31, 1996 showing the effects of the Reorganization upon the Bank.


                                                                  Pro Forma
                                                                Consolidated
                                Historical        Pro Forma    Capitalization
                             Capitalization    Capitalization     of Stock
                                 of Bank           of Bank     Holding Company
------------------------------------------------------------------------------

Liabilities:
 Deposits                       $1,173,423     $1,173,423       $1,173,423
 Borrowed funds                    420,631        420,631          420,631
 Other liabilities                  21,306         21,306           21,306
                                ----------     ----------       ----------
Total liabilities               $1,615,360     $1,615,360       $1,615,360
                                ----------     ----------       ----------
                                ----------     ----------       ----------

Capital Stock:
 Common Stock, par value
 $.01 per share(1)              $      112     $       --       $      112
 Paid in capital                    25,902         26,014           25,902
 Retained earnings                 124,812        114,812          124,812
 Net unrealized gain (loss) on
  securities available for sale,
 net of income taxes                 3,615          3,615            3,615
 Unearned ESOP shares              (1,024)        (1,024)          (1,024)
 Unearned Recognition and
  Retention Plan Shares              (665)          (665)            (665)
                                ----------     ----------       ----------
Total shareholders' equity(2)   $  152,752     $  142,752       $  152,752
                                ----------     ----------       ----------
                                ----------     ----------       ----------

Shareholders' equity per share  $    13.62             NM       $    13.62
                                ----------     ----------       ----------
                                ----------     ----------       ----------

---------------------
(1) The Bank has 50,000,000 shares of Bank Common Stock
    authorized for issuance, 11,216,400 shares issued and
    outstanding as of December 31, 1996, and 100 assumed pro
    forma shares outstanding.  The Stock Holding Company has
    100,000,000 shares of Holding Company Common Stock authorized for issuance, and 11,216,400 assumed pro forma shares
    outstanding.
(2) Expenses of approximately $75,000 will be capitalized and amortized over a five year period.


     Future capitalization of the Stock Holding Company will depend upon earnings and dividends declared by the Bank and any issuance of debt or equity securities. As of the date hereof, the Board of Directors of the Stock Holding Company has adopted no plan or agreement with respect to any future issuance of securities. Furthermore, as long as the Mutual Holding Company is in existence it must own a majority of the Stock Holding Company's outstanding voting stock.

     Following the Reorganization, unless the Bank receives the nonobjection of the FDIC, the Bank may not issue to any person other than Stock Holding Company (i) Bank Common Stock, or (ii) any equity security that would give the holder the right to acquire any equity security of the Bank or that would give the holder an interest in the retained earnings of the Bank. In addition, so long as the Mutual Holding Company is in existence, no additional shares of

Bank Common Stock shall be offered for sale by the Bank to any person other than Stock Holding Company unless the depositors of the Bank are given the rights set forth in the FDIC's Rules and Regulations relating to mutual-to-stock conversions of state-chartered savings banks. The Board of Directors of the Bank has no present plans or intentions with respect to any future issuance of securities of the Bank.

     After the Reorganization, the Bank will continue its existing business and operations as a wholly owned subsidiary of the Stock Holding Company, and the consolidated capital, assets, liabilities, and form of financial statements of the Stock Holding Company immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to consummation of the Reorganization. The Articles of Incorporation and the Bylaws of the Bank will continue in effect, and will not be affected in any manner by the Reorganization. The Bank will continue to utilize the name "Harris Savings Bank." The corporate existence of the Bank will be unaffected by the Reorganization.

Regulatory Capital

     Set forth below is a summary of the Bank's historical and pro forma regulatory capital at December 31, 1996. Following completion of the Reorganization, the Bank will exceed all regulatory capital requirements imposed by the FDIC.

                              Actual                   Pro Forma
                        --------------------       --------------------

                                    Percent                    Percent
                        Amount     of Assets       Amount     of Assets
                        --------------------       --------------------
Tier 1 Leverage
  Capital               $126,217      8.3%         $116,217        7.7%
  Requirement             61,099      4.0            60,699        4.0
                        --------     -----         --------       -----
  Excess                $ 65,118      4.3%         $ 55,518        3.7%
                        --------     -----         --------       -----
                        --------     -----         --------       -----

Tier 1 Risk-Based:
  Capital               $126,217     13.8%         $116,217       12.7%
  Requirement             36,575      4.0            36,495        4.0
                        --------     -----         --------       -----
  Excess                $ 89,642      9.8%         $ 79,722        8.7%
                        --------     -----         --------       -----
                        --------     -----         --------       -----

Total Risk-Based:
  Capital               $134,539     14.7%         $124,539       13.6%
  Requirement             73,151      8.0            72,991        8.0
                        --------     -----         --------       -----
  Excess                $ 61,388      6.7%         $ 51,548        5.6%
                        --------     -----         --------       -----
                        --------     -----         --------       -----



Effective Date

     The "Effective Date" of the Reorganization will be the date upon which the Articles of Merger are filed with the Pennsylvania
Department of State.

Optional Exchange of Stock Certificates

     After the Effective Date stock certificates evidencing shares of Bank Common Stock will represent, by operation of law, the same number of shares of Holding Company Common Stock.
Former holders of the Bank Common Stock will not be required to exchange their Bank Common Stock certificates for Holding Company Common Stock certificates, but will have the option to do so. DO NOT SEND YOUR STOCK CERTIFICATES TO THE BANK AT THIS TIME. Any shareholder desiring more information about such exchange may request additional information from the Bank by writing the Secretary of the Bank, Bernard H. Sarfert, Sr., 235 North Second Street, Harrisburg, Pennsylvania 17105.

Rights of Dissenting Shareholders

     Shareholders will not have dissenters' rights of appraisal in connection with the Reorganization.

Tax Consequences

     The Bank has received an opinion of its special counsel, Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C., as to certain federal income tax consequences of the Reorganization. This opinion of counsel, which is not binding upon the Internal Revenue Service, provides substantially as follows: (i) The merger of Interim with and into the Bank will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended ("Code"), and the Stock Holding Company, the Bank and Interim will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code, provided that the merger of Interim with and into Bank qualifies as a statutory merger under applicable law, after the transaction Bank will hold substantially all of the assets of Interim and Bank shareholders exchange solely for Holding Company Common Stock an amount of Bank Common Stock constituting "control" of the Bank; (ii) no gain or loss will be recognized by Bank shareholders on the exchange of Bank Common Stock for Holding Company Common Stock;
(iii) no gain or loss will be recognized by the Stock Holding Company on the receipt by it of Bank Common Stock solely in exchange for Holding Company Common Stock; (iv) the basis of Holding Company Common Stock received by the Bank's shareholders will be the same as the basis of the Bank Common Stock surrendered in exchange therefor; (v) the holding period of Holding Company Common Stock to be received by Bank shareholders will include the holding period of the Bank Common Stock surrendered in exchange therefor, provided the Bank Common Stock was held as a capital asset on the date of the exchange; and (vi) no gain or loss will be recognized by the Bank shareholders as a result of conversion of their Bank stock options into options to purchase Holding Company Common Stock.

     Each Bank shareholder should consult his own tax counsel as to specific federal, state and local tax consequences of the Reorganization, if any, to such shareholder.

Consequences Under Federal Securities Laws

     The Bank Common Stock is registered under Section 12 of the Exchange Act as administered by the FDIC. Upon consummation of the Reorganization, the Stock Holding Company will register the Common Stock under Section 12 of the Exchange Act as administered by the SEC. The Exchange Act will apply to the Stock Holding Company to the same degree that it currently applies to the Bank, except that the powers, functions and duties to administer and enforce the Exchange Act requirements, including periodic and other reports, proxies, tender offers, and short swing profits, and certain other requirements that are vested in the FDIC with respect to securities of insured banks such as the Bank, are vested in the SEC with respect to securities of corporations such as the Stock Holding Company. In carrying out its responsibility to administer such requirements, however, the FDIC is generally required by law to issue substantially similar regulations to those adopted by the SEC.

Conditions to the Reorganization-Regulatory Approvals

     The Plan of Reorganization sets forth a number of conditions to the completion of the Reorganization, including: (i) approval of the Plan of Reorganization by the holders of two-thirds of the outstanding shares of Bank Common Stock; (ii) receipt of an opinion of counsel that the Reorganization will be treated as a non-taxable transaction for federal income tax purposes (which opinion has been received); and (iii) receipt of any and all required approvals from the FRB, the FDIC, the Pennsylvania Department of Banking (the "Department") and any other state or federal agency having jurisdiction over the transaction, and the effectiveness of any registration with the SEC.

     The Mutual Holding Company, which owns more than two-thirds of the outstanding shares of Bank Common Stock, intends to vote its shares in favor of the Plan of Reorganization thereby assuring shareholder approval of the Plan of Reorganization.

     As of the date of this Prospectus/Proxy Statement, neither the FDIC nor the FRB have approved the Reorganization, and there can be no assurance that such approvals will be obtained. Moreover, as part of any approval of the Reorganization, the FDIC and/or the FRB may include conditions to approval that limit the benefits that may be achieved through the Reorganization. The Bank, the Stock Holding Company, and the Mutual Holding Company will evaluate the terms and conditions of any FDIC and FRB approval at the time such approval is received, and the Bank will proceed with the Reorganization only if it believes that completion of the Reorganization under the terms or conditions imposed by the FDIC and the FRB is in the best interests of stockholders. The Bank will not resolicit stockholders following receipt of FDIC and FRB approval.

Effect of the Reorganization on any Future Mutual-to-Stock
Conversion of the Mutual Holding Company

     The Reorganization and the establishment of the Stock Holding Company is not expected to have a material effect on the rights of Minority Shareholders in the event of a mutual-to-stock conversion of the Mutual Holding Company. The Mutual Holding Company has no current intention to engage in a mutual-to-stock conversion.

Effect of the Reorganization on Stock Benefit Plans of the Bank

     Upon completion of the Reorganization each share of restricted Bank Common Stock awarded to the Bank's employees under the Bank's restricted stock plans will be converted into a share of Holding Company Common Stock, and will continue to be subject to the same restrictions. Shares awarded pursuant to the Bank's Employee Stock Ownership Plan (the "ESOP") and unallocated shares held by the ESOP trust will be converted into shares of Holding Company Common Stock. Options to purchase shares of Bank Common Stock will be converted into and become options to purchase Holding Company Common Stock on the same terms that shares of Bank Common Stock could have been purchased prior to the Reorganization.

Amendment, Termination or Waiver

     The Board of Directors of the Bank may cause the Plan of Reorganization to be amended or terminated if the Board determines for any reason that such amendment or termination would be advisable. Such amendment or termination may occur at any time prior to the filing of Articles of Merger with the Department, provided that no such amendment may be made to the Plan of Reorganization after shareholder approval if such amendment is deemed to be materially adverse to the shareholders of the Bank. Additionally, any of the terms or conditions of the Plan of Reorganization may be waived by the party which is entitled to the benefit thereof.

Business of the Bank

     The Bank was organized as a state chartered mutual savings and loan association in 1886 and in 1991 it converted its charter to a state chartered mutual savings bank. In January 1994 the Bank reorganized into the mutual holding company structure and completed a stock issuance that raised net proceeds of $23.7 million. The deposits of the Bank are insured by the FDIC under the Savings Association Insurance Fund (the "SAIF"). The Bank is the largest SAIF insured institution headquartered in south central Pennsylvania. The Bank has been a member of the Federal Home Loan Bank System since 1941. The Bank presently operates 25 full service offices, five loan centers, and an operations center and primarily serves customers in the five central Pennsylvania counties of Dauphin, Cumberland, York, Lancaster, and Lebanon and in the northern Maryland county of Washington.

     At December 31, 1996, the Bank had total assets of $1.8 billion, total deposits of $1.2 billion and shareholders' equity of $153 million. The Bank's lending activities are concentrated on origination of loans secured by first mortgages on owner-occupied one-to-four family residences located primarily in the Bank's primary market area. At December 31, 1996, loans secured by one-to-four family real estate totaled $515 million or 6.2% of total loans. The Bank also emphasizes the origination of consumer loans which at December 31, 1996 totaled $230 million, or 28% of total loans.

     The Bank's principal executive office is located at 235
North Second Street, Harrisburg, Pennsylvania, and its telephone number at that address is (717) 236-4041.

Business of the Stock Holding Company

     General. The Stock Holding Company was formed only recently and currently has no business activities. Upon the completion of the Reorganization, the Bank will become a wholly owned subsidiary of the Stock Holding Company and each shareholder of the Bank will become a shareholder of the Stock Holding Company with the same ownership interest therein as such shareholder's ownership interest in the Bank immediately prior to the Reorganization.

     Immediately after consummation of the Reorganization, it is expected that the Stock Holding Company will not engage in any business activity other than to hold all of the stock of the
Bank.   The Stock Holding Company does not presently have any
arrangements or understandings regarding any acquisition or merger opportunities. It is anticipated, however, in the future that the Stock Holding Company may pursue other investment opportunities, including possible diversification through acquisitions and mergers.

     Property. The Stock Holding Company is not expected to own real or personal property initially. Instead, it intends initially to utilize the premises, equipment and furniture of the Bank and will pay a rental fee to the Bank for such use.

     Legal Proceedings.   Since its organization, the Stock
Holding Company has not been a party to any legal proceedings.

     Employees. At the present time, the Stock Holding Company does not intend to employ any persons other than senior officers of the Bank. It will utilize the support staff of the Bank from time to time. If the Stock Holding Company acquires other savings institutions or pursues other lines of business, it may hire additional employees at such time. The Bank will be paid a fee for services rendered to the Stock Holding Company by its employees based on an estimate of the percentage of such person's time that will be spent performing services for the Stock Holding Company.

     Competition. It is expected that for the immediate future the primary business of the Stock Holding Company will be the ownership of the Bank Common Stock. Therefore, the competitive conditions to be faced by the Stock Holding Company will be the same as those faced by the Bank.

Management of the Stock Holding Company

     Directors. The directors of the Stock Holding Company are, and upon completion of the Reorganization will continue to be, the same persons who are at present the directors of the Bank. The three-year terms of the directors are staggered to provide for the election of approximately one-third of the board members each year.

     Executive Officers.  The executive officers of the Stock
Holding Company are, and upon completion of the Reorganization will be, the same persons who are at present the executive officers of the Bank.

     Remuneration. Since the formation of the Stock Holding Company, none of its executive officers or directors has received any remuneration from the Stock Holding Company. It is expected that initially no compensation will be paid to its directors and officers in addition to compensation paid to them by the Bank. However, the Stock Holding Company may determine that separate and additional compensation is appropriate in the future.

Indemnification of Officers and Directors and Limitation of Liability

     General. Certain provisions of the Articles of Incorporation of the Stock Holding Company and the Bank seek to ensure that directors are able to exercise their best business judgment in managing corporate affairs, subject to their continuing fiduciary duties, and are not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the responsibilities of directors and officers often requires them to make difficult decisions which can expose such persons to personal liability, but from which they will acquire no personal benefit (other than as shareholders). In recent years, litigation against corporations and their directors and officers, often amounting to mere "second guessing" of good-faith judgments and involving no allegations of personal wrongdoing, has become common. Such litigation often claims damages in large amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not officers of the corporation, and the expense of defending such litigation, regardless of whether it is well founded, can be enormous. Individual directors and officers can seldom bear either the legal defense costs involved or the risk of a large judgment.

     In order to attract and retain competent and conscientious directors and officers in the face of these potentially serious risks, corporations have historically provided for corporate indemnification and limitation of liability in their articles of incorporation or bylaws, and have obtained liability insurance protecting the company and its directors and officers against the cost of litigation and related expenses. Such indemnification and limitation of liability provisions may also benefit shareholders who indirectly assume the expense of litigation and directors and officers liability insurance. The Bank currently has insurance coverage for its directors and officers, and the Bank's management anticipates that the Stock Holding Company will be able to obtain such coverage for its directors and officers. The individual members of the Stock Holding Company's Board of Directors will benefit from the inclusion of the indemnification and limitation of liability provisions in the Stock Holding Company's Articles of Incorporation at the potential expense of shareholders.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Stock Holding Company pursuant to the following provisions, the Stock Holding Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, Federal banking regulations restrict the Bank or the Stock Holding Company from indemnifying officers and directors for civil monetary penalties or judgments resulting from administrative or civil actions instituted by any Federal banking agency, or any other liability or legal expense with regard to any administrative proceeding or civil action instituted by any Federal banking agency, which results in a final order or settlement pursuant to which such person is assessed a civil monetary penalty, removed from office or prohibited from participating in the conduct of the affairs of an insured depository institution, or required to cease and desist from or take certain actions.

     Limitation of Liability under the Bank's Articles of Incorporation. Under the Bank's Articles of Incorporation a director of the Bank may not be personally liable for monetary damages for any action taken or any failure to take any action as a director, except to the extent provided by law, a director's liability for monetary damages may not be limited. Except in the case of criminal statutes or liability for taxes, Pennsylvania law permits limitation of liability for monetary damages unless the director has breached or failed to perform the fiduciary duties of his office under Pennsylvania law and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Federal banking and securities laws may limit the effect of such limitation of liability provisions.

     Limitation of Liability under the Stock Holding Company's Articles of Incorporation. The Stock Holding Company's Articles of Incorporation provide that the personal liability of a director or officer of the Stock Holding Company for monetary damages shall be eliminated to the fullest extent permitted by the Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania (the "BCL") as it exists on the effective date of the Articles of Incorporation or as such law may be thereafter in effect. The Articles of Incorporation also state that in no event shall a director be personally liable for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office under the BCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This latter provision regarding limitation of a director's personal liability
is specifically permitted by Pennsylvania law.    Federal banking
and securities laws may limit the effect of such limitation of liability provisions.

     These provisions may reduce the likelihood of derivative litigation against directors and discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have been beneficial to the Bank or the Stock Holding Company and its shareholders. The provisions will not, however, affect the right to pursue equitable remedies for breach of the duty of care, although such remedies might not be available as a practical matter. To the best of management's knowledge, there is currently no pending or threatened litigation for which indemnification may be sought or any recent litigation involving directors of the Bank that might have been affected by the limitation of liability provision in the Stock Holding Company's Articles of Incorporation had it been in effect at the time of the litigation.

     Indemnification Provisions of the Bank's Articles of Incorporation. The Bank's Articles of Incorporation provide that the Bank shall indemnify any person who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Bank, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Bank, or is or was serving while a director or officer of the Bank at the request of the Bank as a director, officer, employee, agent, fiduciary or other representative of another entity, against expenses (including attorneys' fees), judgment, fines, excise taxes and amounts paid in settlement actually and reasonable incurred by such person in connection with such action, suit or proceeding to the fullest extent permissible under Pennsylvania law.

     As regards third party actions, the Pennsylvania law permits a corporation to indemnify any employee, officer, or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another entity, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

     As regards derivative and corporate actions, Pennsylvania law permits a corporation to indemnify any employee, officer, or director who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another entity, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Pennsylvania law does not permit indemnification in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the applicable court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the employee, officer, or director is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Pennsylvania law provides that, unless ordered by a court, the indemnification described above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because he has met the applicable standard of conduct set forth above. The determination shall be made: (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; (2) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.

     Pennsylvania law provides that reasonable expenses incurred by an officer or director of the corporation in defending a civil or criminal action, suit or proceeding described above shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation.

     Pennsylvania law provides that the indemnification and advancement of expenses described above shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office.

     Indemnification Provisions of the Stock Holding Company's Bylaws. The Stock Holding Company's Bylaws provide that the Stock Holding Company shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Stock Holding Company), by reason of the fact that he is or was a director or officer of the Stock Holding Company, or is or was serving at the request of the Stock Holding Company as a representative of another entity, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Stock Holding Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The Bylaws further provide that the Stock Holding Company shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding initiated by any such person (other than an action or proceeding to enforce rights to indemnification hereunder).

     As regards derivative and corporate actions, the Stock Holding Company's Bylaws provide that the Stock Holding Company shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Stock Holding Company to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Stock Holding Company or is or was serving at the request of the Stock Holding Company as a representative of another entity, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Stock Holding Company. The Bylaws further provide that no indemnification shall not be made under such provisions of the Bylaws in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Stock Holding Company unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the Stock Holding Company is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

     Unless ordered by a court, any indemnification described above shall be made by the Stock Holding Company only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because he has met the applicable standard of conduct set forth above. The determination shall be made: (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;
(2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.

     The Bylaws provide that expenses (including attorneys' fees) incurred in defending any action or proceeding referred to above shall be paid by the Stock Holding Company in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Stock Holding Company.

     The duties of the Stock Holding Company to indemnify and to advance expenses to a director or officer are in the nature of a contract between the Stock Holding Company and each such person, and no amendment or repeal of any provision of the Bylaws may alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

Comparison of Shareholder Rights and Certain Anti-Takeover
Provisions

     Introduction. As a result of the Reorganization, holders of Bank Common Stock will become shareholders of the Stock Holding Company. Accordingly, after the Reorganization, shareholders' rights will be governed by the BCL and the Articles of Incorporation and Bylaws of the Stock Holding Company, and by the Banking Code of 1965 (the "Banking Code") to the extent the Banking Code addresses rights of shareholders of Pennsylvania-chartered savings bank holding companies. Certain differences arise from this change of governing law, as well as from distinctions between the Articles of Incorporation and Bylaws of the Bank and the Stock Holding Company. The following discussion is not intended to be a complete statement of the differences affecting the rights of shareholders, but summarizes certain significant differences. The Articles of Incorporation and Bylaws of the Stock Holding Company are attached hereto as Exhibits B and C, respectively, and should be reviewed for more detailed information.

     A number of provisions of the Articles of Incorporation and Bylaws of the Bank and the Stock Holding Company deal with matters of corporate governance and certain rights of shareholders. The following discussion is a general summary of certain of these provisions and certain other statutory and regulatory provisions relating to stock ownership and transfers, and business combinations. Some of these provisions may be deemed to have potential anti-takeover effects in that they may have the effect of discouraging a future takeover attempt or change of control which is not approved by the Board of Directors but which a majority of individual shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management more difficult. The following description is general and reference should be made in each case to the Stock Holding Company's Articles of Incorporation and Bylaws, which are incorporated herein by reference.

     Issuance of Capital Stock. The Bank's Articles of Incorporation authorize the issuance of 50,000,000 shares of common stock, par value $.01 per share, and 20,000,000 shares of preferred stock. The Articles of Incorporation of the Stock Holding Company authorize the issuance of 110,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of
serial preferred stock.   Following the Reorganization, there
will be the same number of shares of the Holding Company Common Stock outstanding as there were shares of Bank Common Stock outstanding immediately prior to the Reorganization.

     The Stock Holding Company has no present intention to issue additional shares of stock at this time, other than upon the exercise of stock options. If the Stock Holding Company issues authorized but unissued shares of Holding Company Common Stock or preferred stock it would not be required to obtain a vote of its shareholders or the Bank's depositors, or give any such person the right to purchase such shares. If additional authorized but unissued shares of Holding Company Common Stock are issued in the future, the percentage ownership interests of existing shareholders would be reduced (which could be construed as having an anti-takeover effect) and, depending on the terms pursuant to which new shares are issued, the book value and earnings per share of outstanding Stock Holding Company Common Stock might be diluted. The ability to issue additional shares, which exists under both the Articles of Incorporation of the Bank and the Stock Holding Company, gives management greater flexibility in financing corporate operations. As long as the Mutual Holding Company is in existence it must own at least a majority of the outstanding voting stock of the Stock Holding Company.

     Payment of Dividends. The Banking Code states that Pennsylvania savings banks may declare and pay dividends only out of accumulated net earnings and may not declare or pay dividends unless surplus (shareholders equity) is at least equal to capital. Also, dividends may not be declared or paid if the Bank is in default in payment of any assessment due to the FDIC. The ability of the Bank to pay dividends on Bank Common Stock is restricted by tax considerations related to state savings banks and by federal regulations applicable to state chartered savings banks. Income appropriated to bad debt reserves and deducted for federal income tax purposes may not be used to pay cash dividends without the payment of federal income taxes by the Bank on the amount of such income removed from reserves for such purpose at the then current income tax rate. Additionally, the Bank is precluded from paying dividends on its Bank Common Stock if its regulatory capital would thereby be reduced below the regulatory capital requirements prescribed for a state savings bank under federal law. The Bank currently satisfies its applicable regulatory capital requirements.

     After the Reorganization, the Stock Holding Company's principal source of income will initially consist of dividends, if any, paid to the Stock Holding Company by the Bank and earnings on such dividends, and earnings on the funds contributed to the Stock Holding Company in connection with or after the Reorganization. Although the Stock Holding Company will not be subject to the above dividend restrictions regarding dividend payments to its shareholders, the restrictions on the Bank's ability to pay dividends to the Stock Holding Company will continue in effect. In addition, the Stock Holding Company will be subject to FRB capital adequacy regulations that will restrict the ability of the Stock Holding Company to pay dividends in the event the Stock Holding Company does not maintain sufficient capital. See "- Regulation of the Stock Holding Company."

     Special Meetings of Shareholders. For a period of five years following completion of its mutual holding company reorganization, (i.e., until January 1999), special meetings of the holders of the Bank's common stock may be called only by the chairman of the board, the president or a majority of the Board of Directors. After January 1999, a special meeting may be called by the Chairman of the Board, the President, or a majority of the Board of Directors and shall be called upon the written request of shareholders entitled to cast at least one-fifth of the votes which all shareholders are entitled to cast at a particular meeting. The Articles of Incorporation of the Stock Holding Company provide that special meetings of the shareholders of the Stock Holding Company may be called only by the

Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of directors then in office. The inability of shareholders to call special meetings could be construed as having an anti-takeover effect.

     Cumulative Voting. Neither the Bank's nor the Stock Holding Company's Articles of Incorporation provide for cumulative voting. The absence of cumulative voting rights is generally construed as having an anti-takeover effect because the holders of a majority of the shares voted at a meeting of shareholders may elect all directors of the Stock Holding Company thereby precluding minority shareholder representation on the Board of Directors.

     Rights of Shareholders to Dissent. Under the BCL, the shareholders of a Pennsylvania savings bank, such as the Bank, and a Pennsylvania corporation, such as the Stock Holding Company, are generally not entitled to dissenters' rights of appraisal if the common stock of the issuer is held of record by more than 2,000 shareholders, except where shares are converted by a plan, if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation, or solely into such shares and money in lieu of fractional shares, and in certain other circumstances.

     Vacancies on the Board of Directors. Any vacancy occurring in the Bank's Board of Directors may be filled by the affirmative vote of a majority of the remaining directors. A director elected to fill a vacancy shall be elected to serve until the next election of directors by the shareholders. Any directorship to be filled by reason of an increase in the number of directors may be filled by a vote of the majority of the board of directors for a term of office continuing only until the next election of directors by the shareholders.

     The Stock Holding Company's Articles of Incorporation provide that any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, shall be filled by a majority vote of the directors then in office, or by a sole remaining director, and any director so chosen shall serve until the term of the class to which he was appointed shall expire and until his successor is elected and qualified. When the number of directors is changed, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned, provided that no decrease in the number of directors shall shorten the term of any incumbent director.

     Number and Term of Directors. The Bank's Articles of Incorporation provides that the Board of Directors shall consist of not less than five nor more than 20 members, as set forth in the Bylaws. The Stock Holding Company's Bylaws provide that the Board of Directors shall consist of between five and 15 members, the exact number to be determined by the Board of Directors. The Board of Directors of the Stock Holding Company has set the number of directors at ten persons. Although the Stock Holding Company has no present intention of reducing its number of directors below its present eleven members, the Board of Directors believes that the ability to reduce the number of directors will result in greater flexibility in the event of vacancies on the current Board.

     The Bank's Articles of Incorporation provides for a classified board of directors, consisting of three substantially equal classes of directors, each serving for a three year term, with the term of each class of directors ending in successive years. The Stock Holding Company's Articles of Incorporation also provide for a classified board of directors.

     Presentation of New Business at Meetings of Shareholders. The Bank's Bylaws do not specifically authorize shareholders to nominate persons for the election as directors or to submit proposals for new business at a meeting of shareholders. The Stock Holding Company's Bylaws provide that any shareholder entitled to vote generally in an election of directors may nominate one or more persons for election as directors at a meeting, and, if properly brought, may bring other business before an annual meeting of the Stock Holding Company. For nominations or other business to be properly brought before an annual meeting, written notice of such shareholder's intent must be given not later than (i) 90 days prior to the anniversary date of the mailing of proxy materials by the Stock Holding Company in connection with the immediately preceding annual meeting of shareholders of the Stock Holding Company or, in the case of the first annual meeting of shareholders of the Stock Holding Company following the Reorganization, 90 days prior to the anniversary date of the mailing of proxy materials by the Bank in connection with the immediately preceding annual meeting of the Bank prior to such acquisition, and (ii) with respect to a nomination relating to an election of directors at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. The Stock Holding Company's Bylaws specify further procedural requirements that must be satisfied for notice to be properly given.

     Mutual Holding Company Ownership. So long as the Mutual Holding Company is in existence, the Mutual Holding Company must own 50% of the outstanding voting stock of the Bank, and, following the Reorganization, of the Stock Holding Company. The Mutual Holding Company currently is able to elect the Bank's directors and direct the affairs and business operations of the Bank. After the Reorganization, the Mutual Holding Company will be able to elect directors and direct the affairs and business operations of the Stock Holding Company.

     Limitation on Voting Rights. The Articles of incorporation of the Bank provide that for a period of five years following the Bank's organization in January 1994, no person other than the Mutual Holding Company, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of the Bank, unless such offer to acquire or such acquisition is approved by two-thirds of the Board of Directors. In the event shares are acquired in violation of this provision, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the shareholders for a vote. The Articles provide that this limitation shall not apply to a transaction in which the Bank forms a stock holding company without change in the respective beneficial ownership interest of its shareholders other than pursuant to the exercise of any dissenter and appraisal rights or the purchase of shares by a tax-qualified employee stock benefit plan of the Bank. The Stock Holding Company's Articles of Incorporation contain a similar provision that is not limited to a five year period. This provision could be construed as having an anti-takeover effect.

     Amendment of Articles of Incorporation and Bylaws. Amendments to the Stock Holding Company's Articles of Incorporation must be approved by a majority vote of its Board of Directors and, if required by applicable law, generally by a majority vote of shareholders. The amendment of certain provisions of the Articles relating to directors, meetings of shareholders and action without a meeting, liability of directors and officers, restrictions on acquisitions of the Stock Holding Company's equity securities, and amendments to the Articles, however, requires a 75% vote of the Stock Holding Company's shareholders if such amendments are not approved by the affirmative vote of 80% of the Stock Holding Company's Board of Directors. The Stock Holding Company's Bylaws provide that the Board of Directors, to the extent permitted by law, or shareholders may amend the Bylaws. Any amendment of the Bylaws requires the affirmative vote of a majority of the directors then in office, or the affirmative vote of the majority of the shares of the Stock Holding Company entitled to vote in an election of directors; provided, however, that the affirmative vote of at least 75% of the shares of the Stock Holding Company entitled to vote in an election of directors is required to amend provisions of the Bylaws which are inconsistent with certain provisions of the Articles of Incorporation relating to directors, meetings of shareholders and action without a meeting, liability of directors and officers, restrictions on acquisitions of the Stock Holding Company's equity securities, and amendments to the Articles of the Stock Holding Company and which are not approved by the affirmative vote of 80% of the members of the Stock Holding Company's Board of Directors. This super-majority voting requirement could be viewed as having an anti-takeover effect.

     The Bank's Articles of Incorporation, other than certain terms relating to the Bank's capital stock, may be amended only after such amendment is proposed by the Bank's Board of Directors, approved by a majority of votes eligible to be cast by shareholders, and submitted to the Department. The Bank's Bylaws may be amended by a majority vote of the Board of Directors or by a majority vote of the votes cast by shareholders at any legal meeting.

Regulation of the Stock Holding Company

     General. Upon completion of the Reorganization, the Stock Holding Company will become a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Stock Holding Company will be subject to examination, regulation and periodic reporting under the BHCA, as administered by the FRB. The Mutual Holding Company is currently regulated by the FRB. The FRB has adopted capital adequacy guidelines for bank holding companies (on a consolidated basis) substantially similar to those of the FDIC. The Stock Holding Company's pro forma capital exceeds these requirements.

     BHCA Activities and Other Limitations. The BHCA prohibits a bank holding company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, or increasing such ownership or control of any bank, without prior approval of the FRB. In determining whether to authorize a bank holding company (or a company that will become a bank holding company) to acquire control of a bank, the FRB takes into consideration the financial and managerial resources of the bank holding company, as well as those of the bank to be acquired, and considers whether the acquisition is likely to have anti-competitive effects or other adverse effects. No approval under the BHCA is required, however, for a bank holding company already owning or controlling 50% or more of the voting shares of a bank to acquire additional shares of such bank.

     The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. Under the BHCA, the FRB is authorized to approve the ownership of shares by a bank holding company in any company, the activities of which the FRB has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. In making such determinations, the FRB is required to weigh expected benefits to the public, such as greater convenience, increased competition or gains in efficiency, against the possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

     The FRB has by regulation determined that certain activities are closely related to banking within the meaning of the BHCA, including: operating a mortgage company, a finance company, a credit card company, a factoring company, a trust company or a saving association; performing certain data processing operations; providing limited securities brokerage services; acting as an investment or financial advisor; leasing personal property on a full-payout (and, to a limited extent, less than full-payout), non-operating basis; providing tax planning and preparation services; and operating a collection agency.

     Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the BHCA on extensions of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities of the bank holding company or its subsidiaries, and on the taking of such stock or securities as collateral for loans to any borrower. Furthermore, under amendments to the BHCA and regulations of the FRB, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or provision of credit or providing any property or services. Generally, this provision provides that a bank may not extend credit, lease or sell property, or furnish any service to a customer on the condition that the customer provide additional credit or service to the bank, to the bank holding company, or to any other subsidiary of the bank holding company or on the condition that the customer not obtain other credit or service from a competitor of the bank, the bank holding company, or any subsidiary of the bank.

     Regulatory Capital Requirements. The FRB has capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications to it under the BHCA. The FRB capital adequacy guidelines generally require bank holding companies to maintain total capital equal to 8% of total risk-adjusted assets, with at least one-half of that amount consisting of Tier 1 and up to one-half of that amount consisting of Tier 2 or supplementary capital. Tier 1 capital for bank holding companies generally consists of the sum of common shareholders' equity and perpetual preferred stock (subject in the latter case to limitations on the kind and amount of preferred stock which may be included as Tier 1 capital), less goodwill. Tier 2 capital generally consists of hybrid capital instruments; perpetual preferred stock which is not eligible to be included as Tier 1 capital; term subordinated debt and intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no additional capital) for assets such as cash to 100% for the bulk of assets which are typically held by a bank holding company, including multi-family residential and commercial real estate loans, commercial business loans and consumer loans. One- to four- family residential first mortgage loans which are not 90 days or more past due or nonperforming and which have been made in accordance with prudent underwriting standards are assigned a 50% level in the risk-weighting system, as are certain privately-issued mortgage-backed securities representing indirect ownership loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics. The FRB has indicated that bank holding companies anticipating significant growth will be expected to maintain capital ratios in excess of the required minimums.

     In addition to the risk-based capital requirements, the FRB requires bank holding companies to maintain a minimum leverage capital ratio of Tier 1 capital to total assets of 3.0%. Total assets for this purpose does not include goodwill and any other intangible assets and investments that the FRB determines should be deducted from Tier 1 capital. The FRB has announced that the 3.0% Tier 1 leverage capital ratio requirement is the minimum for the top-rated bank holding companies without any supervisory, financial or operational weaknesses or deficiencies or those which are not experiencing or anticipating significant growth. Other bank holding companies will be expected to maintain Tier 1 leverage capital ratios of at least 4.0% to 5.0% or more, depending on their overall condition.

     Repurchases of Holding Company Common Stock. Regulations promulgated by the FRB provide that a bank holding company must file written notice with the FRB prior to any repurchase of its equity securities if the gross consideration for the purchase, when aggregated with the net consideration paid by the bank holding company for all repurchases during the preceding 12 months, is equal to 10% or more of the bank holding company's consolidated net worth. This notice requirement is not applicable, however, to a bank holding company, such as the Stock Holding Company, that exceeds the thresholds established for a well capitalized state member bank and that satisfies certain other regulatory requirements.

     Commitments to Affiliated Depository Institutions. Under FRB policy, the Stock Holding Company will be expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances when it might not do so absent such policy. The enforceability and precise scope of this policy is unclear. However, in light of recent judicial precedent, should the Bank require the support of additional capital resources, is expected that the Stock Holding Company would be required to respond with any such resources available to it. In addition, under the Federal Deposit Insurance Act, any depository institution shall be liable for any loss incurred by the FDIC in connection with the default of a commonly controlled insured depository institution or assistance provided by the FDIC to any commonly controlled depository institution in danger of default.

     Federal Securities Law. The Stock Holding Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

     Riegle-Neal Interstate Banking Act. The Riegle-Neal Interstate Banking and Branching Efficiency Act ("Riegle-Neal Act") permits bank holding companies to acquire banks in any state on or after September 29, 1995, unless the state elected to opt out of the Act, and beginning July 1, 1997, holding companies with banks in more than one state may convert all of their out-of-state banks into interstate branches of one bank. Once a bank establishes a branch in another state through an interstate acquisition or merger, such bank may establish and acquire additional branches throughout the state. The Riegle-Neal Act permits an interstate acquisition of only a branch (without acquisition of an entire bank) only if the laws of the state in which the branch is located permits out-of-state banks to acquire a branch of a bank in such state without acquiring the Bank. Pennsylvania did not opt out of the provision permitting out-of-state bank holding companies to acquire banks in the state prior to September 29, 1995, and the state is not expected to opt out of the provisions which will permit interstate branches beginning July 1, 1997.

    DESCRIPTION OF CAPITAL STOCK OF THE STOCK HOLDING COMPANY

General

     The Stock Holding Company is authorized to issue 100.0 million shares of Common Stock having a par value of $.01 per share and 10.0 million shares of serial preferred stock (the "Preferred Stock"). In the Reorganization the Stock Holding Company will issue a number of shares of Holding Company Common Stock equal to the number of shares of Bank Common Stock outstanding immediately prior to the Reorganization, and no shares of Preferred Stock. Each share of Holding Company Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Holding Company Common Stock.

     The Holding Company Common Stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any government agency.

Holding Company Common Stock

     Dividends. The Stock Holding Company can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See "Proposed Formation of the Stock Holding Company-Comparison of Shareholders Rights and Certain Anti-takeover Provisions - Payment of Dividends." The holders of Holding Company Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Stock Holding Company out of funds legally available therefor.
If the Stock Holding Company issues Preferred Stock, the holders thereof may have priority over the holders of the Holding Company Common Stock with respect to dividends.

     Voting Rights. Upon completion of the Reorganization, the holders of Holding Company Common Stock will possess exclusive voting rights in the Stock Holding Company. They will elect the Stock Holding Company's Board of Directors and act on such other matters as are required to be presented to them under Pennsylvania law or the Stock Holding Company's Articles of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Proposed Formation of the Stock Holding Company-Comparison of Shareholders Rights and Certain Anti-takeover Provisions- Limitations on Voting Rights," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Stock Holding Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights.

     Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Stock Holding Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account established in connection with any acquisition by the Bank subsequent to the mutual holding company reorganization, all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Stock Holding Company, the holders of Holding Company Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Stock Holding Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

     Preemptive Rights. Holders of Holding Company Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Holding Company Common Stock is not subject to redemption.

Preferred Stock

     None of the shares of the Stock Holding Company's authorized Preferred Stock will be issued in the Reorganization. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without shareholder approval, issue Preferred Stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of Holding Company Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Accounting Treatment

     The Reorganization will be treated similar to a pooling of interests for accounting purposes. Therefore, the consolidated capitalization, assets, liabilities, income and financial statements of the Stock Holding Company immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to consummation of the Reorganization, all of which will be shown on the Stock Holding Company's books at their historical recorded values. Since the Reorganization will not result in a change in such financial statements, this document does not include financial statements of the Bank or the Stock Holding Company.

Vote Required

     Approval of the Plan of Reorganization requires the affirmative vote of two-thirds of the total votes eligible to be cast at the Special Meeting. Failure to vote or a vote to abstain is equivalent to voting against the Plan of Reorganization. The Board of Directors recommends a vote "FOR" the approval of the Plan of Reorganization. Approval of the Plan is assured because the Mutual Holding Company intends to vote its shares in favor of the Plan.

     This description of the proposed Stock Holding Company for the Bank does not purport to be complete, but is qualified in its entirety by the Plan of Reorganization and Articles of Incorporation and Bylaws of the Stock Holding Company attached as Exhibits A, B and C, respectively, to this Prospectus/Proxy Statement.

                        LEGAL PROCEEDINGS

     In the opinion of the management of the Bank, there are no proceedings pending to which the Bank is a party or to which its property is subject, which, if determined adversely to the Bank, would be material in relation to the Bank's undivided profits or financial condition. There are no proceedings pending other than ordinary routine litigation incident to the business of the Bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Bank by government authorities.

                      INDEPENDENT AUDITORS

     KPMG Peat Marwick, LLP, Certified Public Accountants, of Harrisburg, Pennsylvania, served as the Bank's independent auditors for the 1996 fiscal year, assisted the Bank in the preparation of federal and state tax returns, and provided assistance in connection with regulatory matters, charging the Bank for such services at its customary hourly billing rates. These non-audit services were approved by the Bank's Boards of Directors after due consideration to the effect of the performance thereof on the independence of the auditors. The Bank has been advised by KPMG Peat Marwick, LLP that none of its members has any financial interest in the Bank. The Board of Directors has not yet appointed independent auditors to conduct the audit of the financial statements of the Bank, its subsidiaries and affiliates for the fiscal year ending December 31, 1997.

                          ANNUAL REPORT

     A copy of the Bank's Annual Report for its fiscal year ended December 31, 1996 is enclosed with this Prospectus/Proxy Statement. A representative of KPMG Peat Marwick, LLP, the accounting firm which examined the financial statements in the Annual Report will attend the meeting. The representative will have the opportunity to make a statement, if he desires to do so, and will be available to respond to any appropriate questions concerning the Annual Report presented by shareholders at the Annual Meeting.

                      SHAREHOLDER PROPOSALS

     Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the FDIC and the SEC, wishes to submit a proposal for inclusion in the Bank's Prospectus/Proxy Statement for its 1998 Annual Meeting of Shareholders must deliver such proposal in writing to the President of Harris Savings Bank at its principal executive offices, 235 North Second Street, Harrisburg, Pennsylvania 17101, not later than December 20, 1997.

                          OTHER MATTERS

     The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the accompanying Notice of Annual Meeting of Shareholders, but if any matters are properly presented, it is the intention of the persons named in the accompanying Proxy to vote on such matters in accordance with their best judgment.

                     ADDITIONAL INFORMATION

     UPON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF THE BANK'S REPORT ON FORM F-2 FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1996, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE FEDERAL DEPOSIT INSURANCE CORPORATION AND WHICH SERVES AS THE BANK'S ANNUAL DISCLOSURE STATEMENT UNDER 12 C.F.R. PART 350, MAY BE OBTAINED, WITHOUT CHARGE FROM JAMES L. DURRELL, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, HARRIS SAVINGS BANK, 235 NORTH SECOND STREET, HARRISBURG, PENNSYLVANIA 17101.

                            EXHIBIT A

                       HARRIS SAVINGS BANK

              AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION, dated February 18, 1997, is by and between HARRIS SAVINGS BANK, a Pennsylvania stock savings bank (the "Bank"); HARRIS FINANCIAL, INC., a to-be-formed Pennsylvania corporation (the "Stock Holding Company"); and HARRIS INTERIM SAVINGS BANK, a to-be-formed interim Pennsylvania stock savings bank ("Interim").

     The parties hereto desire to enter into this Agreement and Plan of Reorganization whereby the corporate structure of the Bank will be reorganized into the stock holding company form of ownership. As a result of the reorganization, immediately after the Effective Date (as defined in Article V below), all of the issued and outstanding shares of common stock, par value $.01 per share, of the Bank will be held by the Stock Holding Company, and the holders of the issued and outstanding shares of common stock of the Bank will become the holders of the issued and outstanding shares of common stock of the Stock Holding Company.

     The reorganization of the Bank will be accomplished by the following steps: (1) the formation of the Stock Holding Company as a wholly owned subsidiary of the Bank; (2) the formation of an interim Pennsylvania stock savings bank ("Interim"), which will be wholly owned by the Stock Holding Company; and (3) the merger of Interim into the Bank, with the Bank as the surviving corporation. Pursuant to such merger: (i) each of the issued and outstanding shares of common stock of the Bank will be converted by operation of law into an equal number of issued and outstanding shares of common stock of the Stock Holding Company;
(ii) each of the issued and outstanding shares of common stock of Interim will be converted automatically by operation of law into an equal number of issued and outstanding shares of common stock of the Bank; and (iii) the shares of common stock of the Stock Holding Company held by the Bank will be canceled.

     NOW, THEREFORE, in order to consummate this Agreement and Plan of Reorganization, and in consideration of the mutual covenants herein set forth, the parties agree as follows:


                            ARTICLE I
                     MERGER OF INTERIM INTO
                  THE BANK AND RELATED MATTERS

     1.1 On the Effective Date, Interim will be merged with and into the Bank (the "Merger") and the separate existence of Interim shall cease, and all assets and property (real, personal and mixed, tangible and intangible, choses in action, rights and credits) then owned by Interim, or which would inure to it, shall immediately and automatically, by operation of law and without any conveyance, transfer, or further action, become the property of the Bank. The Bank shall be deemed to be a continuation of Interim, and the Bank shall succeed to the rights and obligations of Interim.

     1.2 Following the Merger, the existence of the Bank shall continue unaffected and unimpaired by the Merger, with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a savings bank organized under Pennsylvania law. The Articles of Incorporation (the "Charter") and Bylaws of the Bank, as presently in effect, shall continue in full force and effect and shall not be changed in any manner whatsoever by the Merger.

     1.3 From and after the Effective Date, and subject to the actions of the Board of Directors of the Bank, the business presently conducted by the Bank (whether directly or through its subsidiaries) will continue to be conducted by it, as a wholly owned subsidiary of Stock Holding Company, and the present directors and officers of the Bank will continue in their present positions. The home office and branch offices of the Bank in existence immediately prior to the Effective Date shall continue to be the home office and branch offices, respectively, of the Bank from and after the Effective Date.

                           ARTICLE II
                       CONVERSION OF STOCK

     2.1 The terms and conditions of the Merger, the mode of carrying the same into effect, and the manner and basis of converting the common stock of the Bank into common stock of the Stock Holding Company pursuant to this Agreement shall be as follows:

          A. On the Effective Date, each share of common stock, par value $.01 per share, of the Bank issued and outstanding immediately prior to the Effective Date shall automatically by operation of law be converted into and shall become one share of common stock, par value $.01 per share, of the Stock Holding Company (the "Stock Holding Company Common Stock"). Each share of common stock of Interim issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, automatically by operation of law be converted into and become one share of common stock, $.01 par value per share, of the Bank and shall not be further converted into shares of the Stock Holding Company, so that from and after the Effective Date all of the issued and outstanding shares of common stock of the Bank shall be held by the Stock Holding Company.

          B. On the Effective Date, the current stock option plans and recognition plans of the Bank (collectively, the "Benefit Plans") shall automatically, by operation of law, be continued as Benefit Plans of the Bank and/or the Stock Holding Company. Each option to purchase shares of the Bank common stock under the Bank's stock option plan outstanding at that time will be automatically converted into an identical option, with identical price, terms and conditions, to purchase an identical number of shares of Stock Holding Company Common Stock in lieu of shares of the Bank common stock. The Stock Holding Company and the Bank may make appropriate amendments to the Benefit Plans to reflect the adoption of the Benefit Plans as the plans of the Stock Holding Company, without adverse effect on the Benefit Plans and their participants.

          C. From and after the Effective Date, each holder of an outstanding certificate or certificates that, prior thereto, represented shares of the Bank common stock, shall, upon surrender of the same to the designated agent of the Bank, be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Stock Holding Company Common Stock into which the shares theretofore represented by the certificate or certificates so surrendered shall have been converted, as provided in the foregoing provisions of this Section 2.1. Until so surrendered, each such outstanding certificate which, prior to the Effective Date, represented shares of the Bank common stock shall be automatically deemed for all purposes to evidence the ownership of the equal number of whole shares of Stock Holding Company Common Stock. Former holders of shares of the Bank common stock will not be required to exchange their the Bank common stock certificates for new certificates evidencing the same number of shares of Stock Holding Company Common Stock. If in the future Stock Holding Company determines to effect an exchange of stock certificates, instructions will be sent to all holders of record of Stock Holding Company Common Stock.

          D. All shares of Stock Holding Company Common Stock into which shares of the Bank common stock shall have been converted pursuant to this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares.

          E. On the Effective Date, the holders of certificates formerly representing the Bank common stock outstanding on the Effective Date shall cease to have any rights with respect to the common stock of the Bank, and their sole rights shall be with respect to the Stock Holding Company Common Stock into which their shares of the Bank common stock shall have been converted by the Merger.


                           ARTICLE III
                           CONDITIONS

     3.1  The obligations of the Bank, Stock Holding Company and
Interim to effect the Merger and otherwise consummate the transactions which are the subject matter hereof shall be subject to satisfaction of the following conditions:

          A. To the extent required by applicable law, rules, and regulations, the holders of the outstanding shares of the Bank common stock shall, at a meeting of the stockholders of the Bank duly called, have approved this Agreement by the affirmative vote of two-thirds of the outstanding shares of the Bank common stock.

          B. Any and all approvals from the Federal Reserve Board (the "FRB"), the FDIC, the Pennsylvania Department of Banking and any other state or federal governmental agency having jurisdiction necessary for the lawful consummation of the Merger and the issuance and delivery of Stock Holding Company Common Stock as contemplated by this Agreement shall have been obtained, and any registration with the Securities and Exchange Commission shall have become effective.

          C. The Bank shall have received either (i) a ruling from the Internal Revenue Service or (ii) an opinion from its legal counsel, to the effect that the Merger will be treated as a non-taxable transaction under applicable provisions of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by the stockholders of the Bank upon the exchange of the Bank common stock held by them solely for Stock Holding Company Common Stock.


                           ARTICLE IV
                           TERMINATION

     4.1 This Agreement may be terminated at the election of any of the parties hereto if any one or more of the conditions to the obligations of any of them hereunder shall not have been satisfied and shall have become incapable of fulfillment and shall not be waived. This Agreement may also be terminated at any time prior to the Effective Date by the mutual consent of the respective Boards of Directors of the parties.

     4.2 In the event of the termination of this Agreement pursuant to any of the foregoing provisions, no party shall have any further liability or obligation of any nature to any other party under this Agreement.


                            ARTICLE V
                    EFFECTIVE DATE OF MERGER

     Upon satisfaction or waiver (in accordance with the provisions of this Agreement) of each of the conditions set forth in Article III, the parties hereto shall execute and cause to be filed this Agreement and such certificates or further documents as shall be required by Pennsylvania law to be filed with the Pennsylvania Secretary of State. Upon approval of the Merger by the Pennsylvania Department of Banking, and the filing of the Articles of Merger with the Pennsylvania Department of State, the Merger and other transactions contemplated by this Agreement shall become effective. The Effective Date for all purposes hereunder shall be the date of such filing with the Pennsylvania Department of State.


                           ARTICLE VI
                          MISCELLANEOUS

     6.1 Any of the terms or conditions of this Agreement, which may legally be waived, may be waived at any time by any party hereto that is entitled to the benefit thereof, or any of such terms or conditions may be amended or modified in whole or in part at any time, to the extent authorized by applicable law, by an agreement in writing, executed in the same manner as this Agreement.

     6.2 Any of the terms or conditions of this Agreement may be amended or modified in whole or in part at any time, to the extent permitted by applicable law, rules, and regulations, by an amendment in writing, provided that any such amendment or modification is not materially adverse to the Bank, the Stock Holding Company or their stockholders. In the event that any governmental agency requests or requires that the transactions contemplated herein be modified in any respect as a condition of providing a necessary regulatory approval or favorable ruling, or that in the opinion of counsel such modification is necessary to obtain such approval or ruling, this Agreement may be modified, at any time before or after adoption thereof by the stockholders of the Bank, by an instrument in writing, provided that the effect of such amendment would not be materially adverse to the Bank, the Stock Holding Company or their stockholders.

     6.3 This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Reorganization as of the date first above written.

                         HARRIS SAVINGS BANK


                         By:  \s\ William J. McLaughlin
                              -----------------------------------
                              William J. McLaughlin
                              President and Chief Executive
                               Officer



                              HARRIS FINANCIAL, INC.


                         By:  \s\ William J. McLaughlin
                              -----------------------------------
                              William J. McLaughlin
                              President and Chief Executive
                               Officer


                              HARRIS INTERIM SAVINGS BANK
                              (in formation)


                         By:  \s\ William J. McLaughlin
                              -----------------------------------
                              William J. McLaughlin
                              President and Chief Executive
                               Officer

PAGE

                            EXHIBIT B

                    ARTICLES OF INCORPORATION
                               OF
                      HARRIS FINANCIAL, INC.

                            ARTICLE I
                              NAME

     The name of the corporation is Harris Financial, Inc.
(hereinafter referred to as the "Corporation").

                           ARTICLE II
                         REGISTERED OFFICE

     The address of the initial registered office of the Corporation in the Commonwealth of Pennsylvania is 235 North
Second Street, Harrisburg, PA 17101.

                           ARTICLE III
                       NATURE OF BUSINESS

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania (the "BCL"). The Corporation is incorporated under the provisions of the BCL.

                             ARTICLE IV
                           CAPITAL STOCK

     A.   Authorized Amount.   The total number of shares of
capital stock which the Corporation has authority to issue is 110,000,000, of which 10,000,000 shall be serial preferred stock, par value $.01 per share (hereinafter the "Preferred Stock"), and 100,000,000 shall be common stock, par value $.01 per share (hereinafter the "Common Stock"). Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of stockholders. The Corporation shall have the authority to purchase its capital stock out of funds lawfully available therefor.

     B.   Common Stock.   Except as provided in this Article IV
(or in any resolution or resolutions adopted by the Board of Directors pursuant hereto), the exclusive voting power of the Corporation shall be vested in the Common Stock, with each holder thereof being entitled to one vote for each share of such Common Stock standing in the holder's name on the books of the Corporation. Subject to any rights and preferences of any class of stock having preference over the Common Stock, holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive pro rata the remaining assets of the Corporation after the holders of any class of stock having preference over the Common Stock have been paid in full any sums to which they may be entitled.

     C. Authority of Board to Fix Terms of Preferred Stock. The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into series and to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights of the Preferred Stock or any series thereof that may be desired.

     D. Preemptive Rights. Except as may be provided in a resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, no holder of shares of capital stock of the Corporation as such shall have any preemptive or preferential right to purchase or subscribe to any part of any new or additional issue of capital stock of any class whatsoever of the Corporation, or of securities convertible into capital stock of any class whatsoever, whether now or hereafter authorized or issued.

                            ARTICLE V
                          INCORPORATOR

     The name of the sole incorporator is Harris Savings Bank, the mailing address of the sole incorporator is 235 North Second Street, Harrisburg, PA 17101, and the number and class of shares for which the sole incorporator has subscribed is 100 shares of common stock.

                           ARTICLE VI
                            DIRECTORS

     A.   Directors and Number of Directors.   The business and
affairs of the Corporation shall be managed under the direction of the Board of Directors. Except as otherwise increased from time to time by the exercise of the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors, the number of directors of the Corporation shall be as set forth in the Corporation's Bylaws, as may be amended from time to time.

     B.   Classification and Term.   The Board of Directors,
other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall be divided into three classes as nearly equal in number as possible, with one class to be elected annually. The term of office of the initial directors shall be as follows: the term of directors of the first class shall expire at the first annual meeting of stockholders after the effective date of these Articles of Incorporation; the term of office of the directors of the second class shall expire at the second annual meeting of stockholders after the effective date of these Articles of Incorporation; and the term of office of the third class shall expire at the third annual meeting of stockholders after the effective date of these Articles of Incorporation; and, as to directors of each class, when their respective successors are elected and qualified. At each annual meeting of stockholders, directors elected to succeed those whose terms are expiring shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders (except to the extent necessary to ensure that the Board of Directors shall be divided into three classes as nearly equal in number as possible) and when their respective successors are elected and qualified.

     C. No Cumulative Voting. Stockholders of the Corporation shall not be permitted to cumulate their votes for the election of directors.

     D.   Vacancies.   Except as otherwise fixed pursuant to the
provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors, any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, shall be filled by a majority vote of the directors then in office, whether or not a quorum is present, or by a sole remaining director, and any director so chosen shall serve until the term of the class to which he was appointed shall expire and until his successor is elected and qualified. When the number of directors is changed, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned, provided that no decrease in the number of directors shall shorten the term of any incumbent director.

     E.   Removal.   Except as otherwise required by law, and
subject to the rights of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office by stockholders only for cause and only upon the affirmative vote of not less than a majority of the total votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose. Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director's duties to the Corporation.

                          ARTICLE VII
      MEETINGS OF STOCKHOLDERS; ACTION WITHOUT A MEETING

     A. Special Meeting of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, special meetings of stockholders may be called only by the Board of Directors of the Corporation pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

     B.   Action Without a Meeting.   An action permitted to be
taken by the stockholders of the Corporation at a meeting of stockholders may be taken without a meeting only if a unanimous written consent setting forth the action so taken is signed by all stockholders who would be entitled to vote at a meeting for such purpose and such consent is filed with the Secretary of the Corporation as part of the corporate records.

     C. Advance Notice by Stockholders. Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

                          ARTICLE VIII
               LIABILITY OF DIRECTORS AND OFFICERS

     A. Personal Liability for Monetary Damages. The personal liabilities of the directors and officers of the Corporation for monetary damages for conduct in their capacities as such shall be eliminated to the fullest extent permitted by the BCL as it exists on the effective date of these Articles of Incorporation or as such law may be thereafter in effect, and in no event shall a director be personally liable, as such, for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office under the BCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This section A of Article VIII shall not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to Federal, State, or local law.

     B. Amendments. No amendment, modification or repeal of this Article VIII, nor the adoption of a provision of these Articles of Incorporation inconsistent with this Article VIII, shall adversely affect the rights provided hereby with respect to any claim, issue or matter in any proceeding that is based in any respect on any alleged action or failure to act prior to such amendment, modification, repeal or adoption.

                             ARTICLE IX
             RESTRICTIONS ON OFFERS AND ACQUISITIONS OF
                 THE CORPORATIONS' EQUITY SECURITIES

     A.   Definitions.

     (a)  Acquire.   The term "Acquire" includes every type of
acquisition, whether effected by purchase, exchange, operation of law or otherwise.

     (b)  Acting in Concert.   The term "Acting in Concert" means
(a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

     (c)  Affiliate.   An "Affiliate" of, or a Person "affiliated
with" a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified.

     (d)  Associate.   The term "Associate" used to indicate a
relationship with any Person means:

          (i) Any corporation or organization (other than the Corporation or a Subsidiary of the Corporation), or any subsidiary or parent thereof, of which such Person is a director, officer or partner or is, directly or indirectly, the Beneficial
Owner of 10% or more of any class or equity securities;

          (ii) Any trust or other estate in which such Person has a 10% or greater beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, provided, however, such term shall not include any employee stock benefit plan of the Corporation or a Subsidiary of the Corporation in which such Person has a 10% or greater beneficial interest or serves as a trustee or in a similar fiduciary capacity.

          (iii) Any relative or spouse of such Person (or any relative of such spouse) who has the same home as such Person or who is a director of officer of the Corporation or a Subsidiary of the Corporation (or any subsidiary or parent thereof); or

          (iv) Any investment company registered under the Investment Company Act of 1940 for which such Person or any Affiliate or Associate of such Person serves as investment advisor.

     (e)  Beneficial Owner (including Beneficially Owned).   A
Person shall be considered the "Beneficial Owner" of any shares of stock (whether or not owned of record):

          (i) With respect to which such Person or any Affiliate or Associate of such Person directly or indirectly has or shares
(A) voting power, including the power to vote or to direct the voting of such shares of stock, and/or (B) investment power, including the power to dispose of or to direct the disposition of such shares of stock;

          (ii) Which such Person or any Affiliate or Associate of such Person has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, and/or (B) the right to vote pursuant to any agreement, arrangement or understanding (whether such right is exercisable immediately or only after the passage of time); or

          (iii) Which are Beneficially Owned within the meaning of (i) or (ii) of this Article IX(A)(e) by any other Person with which such first-mentioned Person or any of its Affiliates or Associates either (A) has any agreement, arrangement or understanding, written or oral, with respect to acquiring, holding, voting or disposing of any shares of stock of the Corporation or any Subsidiary of the Corporation or acquiring, holding or disposing of all or substantially all, or any Substantial part, of the assets or business of the Corporation or a Subsidiary of the Corporation, or (B) is Acting in Concert. For the purpose only of determining whether a Person is the Beneficial Owner of a percentage specified in this Article IX of the outstanding Voting Shares, such shares shall be deemed to include any Voting Shares which may be issuable pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise and which are deemed to be Beneficially Owned by such Person pursuant to the foregoing provisions of this Article IX(A)(e), but shall not include any other Voting Shares which may be issuable in such manner.

     (f)  Offer.   The term "Offer" shall mean every offer to buy
or acquire, solicitation of an offer to sell, tender offer or request or invitation for tender of, a security or interest in a security for value; provided that the term "Offer" shall not include (i) inquiries directed solely to the management of the Corporation and not intended to be communicated to stockholders which are designed to elicit an indication of management's receptivity to the basic structure of a potential acquisition with respect to the amount of cash and or securities, manner of acquisition and formula for determining price, or (ii) non-binding expressions of understanding or letters of intent with the management of the Corporation regarding the basic structure of a potential acquisition with respect to the amount of cash and or securities, manner of acquisition and formula for determining price.

     (g)  Person.   The term "Person" shall mean any individual,
partnership, corporation, association, trust, group or other entity. When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock, such partnership, syndicate, associate or group shall be deemed a "Person".

     (h) Substantial Part. The term "Substantial Part" as used with reference to the assets of the Corporation or of any Subsidiary means assets having a value of more than 10% of the total consolidated assets of the Corporation and its Subsidiaries as of the end of the Corporation's most recent fiscal year ending prior to the time the determination is being made.

     (i)  Subsidiary.   "Subsidiary" means any corporation of
which a majority of any class of equity security is owned, directly or indirectly, by the Person in question.

     (j)  Voting Shares.   "Voting Shares" shall mean shares of
the Corporation entitled to vote generally in an election of directors.

     (k)  Certain Determinations With Respect to Article IX.   A
majority of the directors shall have the power to determine for the purposes of this Article IX, on the basis of information known to them and acting in good faith: (A) the number of Voting Shares of which any Person is the Beneficial Owner; (B) whether a Person is an Affiliate or Associate of another; (C) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of "Beneficial Owner" as hereinabove defined; and (D) such other matters with respect to which a determination is required under this Article IX.

     (l)  Directors, Officers or Employees.   Directors, officers
or employees of the Corporation or any Subsidiary thereof shall not be deemed to be a group with respect to their individual acquisitions of any class of equity securities of the Corporation solely as a result of their capacities as such.

     B. Restrictions. No Person other than Harris Financial, MHC, shall directly or indirectly Offer to acquire or acquire the Beneficial Ownership of (i) more than 10% of the issued and outstanding shares of any class of an equity security of the Corporation, or (ii) any securities convertible into, or exercisable for, any equity securities of the Corporation if, assuming conversion or exercise by such Person of all securities of which such Person is the Beneficial Owner which are convertible into, or exercisable for, such equity securities (but no securities convertible into, or exercisable for, such equity securities of which such Person is not the Beneficial Owner), such Person would be the Beneficial Owner of more than 10% of any class of any equity security of the Corporation.

     C. Exclusions. The foregoing restrictions shall not apply to (i) any Offer with a view toward public resale made exclusively to the Corporation by underwriters or a selling group acting on its behalf, (ii) any tax qualified employee benefit plan or arrangement established by the Corporation or a Subsidiary of the Corporation and any trustee of such a plan or arrangement, and (iii) any other Offer or acquisition approved in advance by the affirmative vote of 80% of the members of the Corporation's Board of Directors then in office.

     D.   Remedies.   In the event that shares are acquired in
violation of this Article IX, all shares Beneficially Owned by any Person in excess of 10% shall be considered "Excess Shares" and shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as Voting Shares in connection with any matters submitted to stockholders for a vote.

                          ARTICLE X
                          AMENDMENT

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribe by law, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment, addition, alteration, change or repeal of these Articles of Incorporation shall be made unless it is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, and, to the extent required by applicable law, thereafter is approved by the holders of a majority (except as provided below) of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, shall be required to amend, adopt, alter, change or repeal any provision of Articles VI, VII, VIII, IX and X hereof which is not approved by the affirmative vote of 80% of the Corporation's Board of Directors then in office.

     THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania through these Articles of Incorporation, has caused these Articles of Incorporation to be signed by its President and Chief Executive Officer, who hereby declares and certifies that the facts herein stated are true and who has hereunto set his hand this 26th day of February, 1997.


ATTEST                        HARRIS SAVINGS BANK



/s/ Bernard H. Sarfert, Sr.   By: /s/ William J. McLaughlin
--------------------------        -------------------------------
Bernard H. Sarfert, Sr.           William J. McLaughlin
Secretary                         President and Chief Executive
                                    Officer

                            EXHIBIT C

                            BYLAWS OF
                     HARRIS FINANCIAL, INC.

                            ARTICLE I
                             OFFICES

     1.1 Registered Office and Registered Agent. The registered office of Harris Financial, Inc. (the "Corporation") shall be located in the Commonwealth of Pennsylvania at such place as may be fixed from time to time by the Board of Directors upon filing of such notices as may be required by law, and the registered agent shall have a business office identical with such registered office.

     1.2 Other Offices. The Corporation may have other offices within or outside the Commonwealth of Pennsylvania at such place or places as the Board of Directors may from time to time determine.

                           ARTICLE II
                     STOCKHOLDERS' MEETINGS

     2.1 Place of Meeting. All meetings of the stockholders shall be held at such place within or without the Commonwealth of Pennsylvania as shall be determined by the Board of Directors.

     2.2 Annual and Special Meetings. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year on the third Tuesday of April at the hour of 3:00 p.m. if not a legal holiday, and if a legal holiday, then on the day following, at the same hour, or at such other date and time as may be determined by the Board of Directors and stated in the notice of such meeting. Special meetings of stockholders may be called only by the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

     2.3 Organization and Conduct. Each meeting of the stockholders shall be presided over by the President, or if the President is not present, by any Executive or Senior Vice President or such other person as the directors may determine. The Secretary, or in his absence a temporary Secretary, shall act as secretary of each meeting of the stockholders. In the absence of the Secretary and any temporary Secretary, the chairman of the meeting may appoint any person present to act as secretary of the meeting. The chairman of any meeting of the stockholders, unless prescribed by law or regulation or unless the Board of Directors has otherwise determined, shall determine the order of the business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussions as shall be deemed appropriate by him in his sole discretion.

     2.4  Notice.

     (a) Written notice of every meeting of stockholders shall be given by, or at the direction of, the Secretary of the Corporation or other authorized person to each stockholder of record entitled to vote at the meeting at least (i) ten days prior to the date named for a meeting that will consider a fundamental change under Chapter 19 of the Pennsylvania Business Corporation Law ("BCL"), or any successor thereto, or (ii) five days prior to the date named for a meeting in any other case. A notice of meeting shall specify the place, date and hour of the meeting and in the case of a special meeting the general nature of the business to be transacted thereat, as well as any other information required by law.

     (b) When a meeting of stockholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the Board of Directors fixes a new record date for the adjourned meeting or notice of the business to be transacted is required to be given by applicable law and such notice previously has not been given.

     2.5 Record Date. The Board of Directors may fix in advance a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or any adjournment thereof, such date to be not more than ninety
(90) days and not less than (i) ten (10) days in the case of a meeting that will consider a fundamental change under Chapter 19 of the BCL, or any successor thereto, or
(ii) five (5) days in the case of a meeting for any other purpose, prior to the date of the meeting established by the Board of Directors.

     2.6 Voting List. The office or agent having charge of the transfer books for shares of the Corporation shall make a complete list of the stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order, with the address of and number of shares held by each. The list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the whole time of the meeting for the purposes thereof.

     2.7  Quorum. Except as otherwise required by law:

     (a) The presence in person or by proxy of stockholders entitled to vote at least a majority of the votes that all stockholders are entitled to cast on a particular matter to be acted upon at a meeting of stockholders (after giving effect to Article IX of the Corporation's Articles of Incorporation) shall constitute a quorum for the purposes of consideration and action on the matter. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time. If a notice of any adjourned special meeting of stockholders is sent to all stockholders entitled to vote thereat, stating that it will be held with those present constituting a quorum, then except as otherwise required by law, those present at such adjourned meeting shall constitute a quorum, and all matters shall be determined by a majority of the votes cast at such meeting.

     (b) The stockholders present at a duly organized meeting can continue to do business until adjournment notwithstanding the general withdrawal of enough stockholders to leave less than a quorum.

     2.8  Voting of Shares.

     (a) Except as otherwise provided in these Bylaws or to the extent that voting rights of the shares of any class or classes are limited or denied by the Articles of Incorporation, each stockholder, on each matter submitted to a vote at a meeting of stockholders, shall have one vote for each share of stock registered in his name on the books of the Corporation.

     (b) Except as otherwise provided by the Articles of Incorporation, by law or by paragraph (c) of this Section 2.8, any corporate action to be taken by vote of the stockholders of the Corporation shall be authorized by receiving the affirmative vote of a majority of the votes cast by all stockholders entitled to vote thereon and, if any stockholders are entitled to vote thereon as a class, upon receiving the affirmative vote of a majority of the votes cast by stockholders entitled to vote as a class.

     (c) Directors are to be elected by a plurality of votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. If, at any meeting of the stockholders, due to a vacancy or vacancies or otherwise, directors of more than one class of the Board of Directors are to be elected, each class of directors to be elected at the meeting shall be elected in a separate election by a plurality vote.

     2.9 Proxies. Every stockholder entitled to vote at a meeting of stockholders may authorize another person to act for him by a proxy duly executed by the stockholder or his duly authorized attorney-in-fact. The presence of, or vote or other action at a meeting of stockholders, by a proxy of a stockholder shall constitute the presence of, or vote or other action by the stockholder for all purposes. No proxy shall be valid after three years from the date of execution unless a longer time is expressly provided therein.

     2.10 Proposals. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, or (b) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not later than ninety (90) days prior to the anniversary date of the mailing of proxy materials by the Corporation in connection with the immediately preceding annual meeting of stockholders of the Corporation or, in the case of the first annual meeting of stockholders of the Corporation following its acquisition of all of the outstanding capital stock of Harris Savings Bank, ninety days prior to the anniversary date of the mailing of proxy materials by Harris Savings Bank in connection with the immediately preceding annual meeting of Harris Savings Bank prior to such acquisition. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business,
(c) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Article II,
Section 2.10, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. This provision is not a limitation on any other applicable laws and regulations.

     2.11 Judges of Election.

     (a) For each meeting of stockholders, the Board of Directors may appoint judges of election, who need not be stockholders, to act at the meeting or any adjournment thereof. If judges of election are not so appointed, the presiding officer of the meeting may, and on the request of any stockholder shall, appoint judges of election at the meeting. The number of judges shall be one or three. A person who is a candidate for office to be filled at the meeting shall not act as a judge.

     (b) The judges of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes, determine the result and do such acts as may be proper to conduct the election or vote with fairness to all stockholders. The judges of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three judges of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

                           ARTICLE III
                       BOARD OF DIRECTORS

     3.1 Number and Powers. The business affairs of the Corporation shall be managed under the direction of a Board of Directors of not less than five (5) nor more than twenty (20), as set from time to time by resolution of the Board of Directors. Directors need not be stockholders or residents of the Commonwealth of Pennsylvania. In addition to the powers and authorities expressly conferred upon it by these Bylaws and the Articles of Incorporation, all such powers of the Corporation as are not by statute or by the Corporation's Articles of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders may be exercised by or under the authority of the Board of Directors.

     3.2 Classification and Terms. The classification and terms of the directors shall be as set forth in the Corporation's Articles of Incorporation, which provisions are incorporated herein with the same effect as if they were set forth herein.

     3.3 Vacancies. All vacancies in the Board of Directors shall be filled in the manner provided in the Corporation's Articles of Incorporation, which provisions are incorporated herein with the same effect as if they were set forth herein.

     3.4 Removal of Directors. Directors may be removed in the manner provided in the Corporation's Articles of Incorporation, which provisions are incorporated herein with the same effect as if they were set forth herein.

     3.5 Regular Meetings. Regular meetings of the Board of Directors or any committee may be held without notice at the principal place of business of the Corporation or at such other place or places, either within or without the Commonwealth of Pennsylvania, as the Board of Directors or such committee, as the case may be, may from time to time appoint or as may be designated in the notice of the meeting. A regular meeting of the Board of Directors shall be held without notice immediately after the annual meeting of stockholders.

     3.6  Special Meetings.

     (a) Special meetings of the Board of Directors may be called at any time by the President, Chariman of the Board, or by a majority of the authorized number of directors, to be held at the principal place of business of the Corporation or at such other place or places as the Board of Directors or the person or persons calling such meeting may from time to time designate. Written notice of all special meetings of the Board of Directors shall be given to each director by five days' service of the same. Such notice need not specify the business to be transacted at, nor the purpose of, the meeting.

     (b) Special meetings of any committee may be called at any time by such person or persons and with such notice as shall be specified for such committee by the Board of Directors, or in the absence of such specification, in the manner and with the notice required for special meetings of the Board of Directors.

     3.7 Action of Directors by Communications Equipment. One or more persons may participate in a meeting of directors, or of a committee thereof, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

     3.8 Quorum of and Action by Directors. A majority of the Board of Directors then in office shall be necessary at all meetings to constitute a quorum for the transaction of business and the acts of a majority of the directors present and voting at a meeting at which a quorum is present shall be the acts of the Board of Directors. Every director of the Corporation shall be entitled to one vote.

     3.9 Registering Dissent. A director who is present at a meeting of the Board of Directors or of a committee thereof, at which action on a corporate matter is taken on which the director is generally competent to act, shall be presumed to have assented to such action unless his dissent is entered in the minutes of the meeting, or unless he files his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof, or unless he delivers his dissent in writing to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

     3.10 Action by Directors Without a Meeting. Any action which may be taken at a meeting of the directors, or of a committee thereof, may be taken without a meeting if prior or subsequent to the action a consent or consents in writing setting forth the action so taken or to be taken is signed by all of the directors in office, or by all of the members of the committee as the case may be, and filed with the Secretary of the Corporation. Such consent shall have the same effect as a unanimous vote.

     3.11 Compensation of Directors. The Board of Directors shall have the authority to fix the compensation of directors for their services as directors and a director may be a salaried officer of the Corporation.

     3.12 Nominations of Directors. Subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or committee appointed by the Board of Directors or by any stockholder entitled to vote generally in an election of directors. However, any stockholder entitled to vote generally in an election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid to the Secretary of the Corporation not later than (i) ninety (90) days prior to the anniversary date of the mailing of proxy materials by the Corporation in connection with the immediately preceding annual meeting of stockholders of the Corporation or, in the case of the first annual meeting of stockholders of the Corporation following its acquisition of all of the outstanding capital stock of Harris Savings Bank, ninety
(90) days prior to the anniversary date of the mailing of proxy materials by Harris Savings Bank in connection with the immediately preceding annual meeting of Harris Savings Bank prior to such acquisition, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholders; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

     3.13 Retirement Age.

     (a) Except as set forth in (b) below, the compulsory retirement age for Directors shall be 70: no person having attained the age of 70 shall be elected a member of the Board.
No Director shall serve beyond the annual meeting of Directors immediately following the attainment of such age. Whenever any person who is a Director becomes ineligible by age as a Director, he or she shall be eligible for election as a Director Emeritus, provided he or she has been a member of this Board or of a Board of a corporation merged into this corporation, for a period of 10 years or more and has not attained the age of 75 prior to his or her election and shall retire not later than the date of the annual meeting of the Board of Directors following his or her attainment of the age of 75.

     (b) For persons who were Directors of Harris Savings Bank (the "Bank") and who attained age 65 prior to the 1996 annual meeting of the Bank, the compulsory retirement age shall be 72. Directors Emeritus of the Bank who reached age 75 prior to the 1996 annual meeting of the Bank's Board of Directors may be appointed to one additional one-year term. The "grandfathering" provisions of this section (b) and all references in the Bylaws to this section (b) shall be removed from the Bylaws automatically without further vote when no longer applicable.

                          ARTICLE IV
               EXECUTIVE AND OTHER COMMITTEES

     4.1  Executive Committee.

     (a) The Board of Directors may appoint from the Board of Directors an Executive Committee of not less than three (3) members, and may delegate to such committee, except as otherwise provided by law or the Articles of Incorporation, the powers of the Board of Directors in the management of the business and affairs of the Corporation in the intervals between meetings of the Board of Directors in all cases in which specific directions shall not have been given by the Board, as well as the power to authorize the seal of the Corporation to be affixed to all papers which may require it, provided, however, that the Executive Committee shall not have the power or authority of the Board of Directors with respect to the following: the submission to stockholders of any action requiring approval of stockholders by law; the creation or filling of vacancies in the Board of Directors; the adoption, amendment or repeal of the Articles of Incorporation or these Bylaws; the amendment or repeal of any resolution of the Board of Directors that by its terms is amendable or repealable only by the Board of Directors; action on matters committed by these Bylaws or resolution of the Board of Directors to another committee of the Board of Directors; the declaration of dividends; and approval of a transaction in which any member of the Executive Committee, directly or indirectly, has any material beneficial interest.

     (b) Meetings of the Executive Committee shall be held at such times and places as the Chairman of the Executive Committee may determine. The Executive Committee, by a vote of a majority of its members, may appoint a Chairman and fix its rules of procedure, determine its manner of acting and specify what notice, if any, of meetings shall be given, except as otherwise set forth in these Bylaws or as the Board of Directors shall by resolution otherwise provide.

     (c) The Executive Committee shall keep minutes of all business transacted by it. All completed action by the Executive Committee shall be reported to the Board of Directors at its meeting next succeeding such action or at its meeting held in the month following the taking of such action, and shall be subject to revision or alteration by the Board of Directors.

     4.2 Audit Committee. The Board of Directors shall designate not less than three (3) members of the Board of Directors who are not employed by the Corporation to constitute an Audit Committee, which shall receive and evaluate internal and independent auditor's reports, monitor the Corporation's adherence in accounting and financial reporting to generally accepted accounting principles and perform such other duties as may be delegated to it by the Board of Directors. Meetings of the Audit Committee shall be held at such times and places as the Chairman of the Audit Committee may determine. The Audit Committee, by a vote of a majority of its members, may fix its rules of procedure, determine its manner of acting and specify what notice, if any, of meetings shall be given, except as otherwise set forth in these Bylaws or as the Board of Directors shall by resolution otherwise provide.

     4.3 Other Committees. The Board may, by resolutions passed by a majority of the Board of Directors, designate members of the Board to constitute other committees, which shall in each case consist of one or more directors and shall have and may execute such powers as may be determined and specified in the respective resolutions appointing them. A majority of all the members of any such committee may fix its rules of procedure, determine its manner of acting and fix the time and place of its meetings and specify what notice thereof, if any, shall be given, except as otherwise set forth in these Bylaws or as the Board of Directors shall by resolution otherwise provide.

     4.4 Term. A majority of the Board of Directors shall have the power to change the membership of any committee of the Board of Directors at any time, to fill vacancies therein and to discharge any such committee or to remove any member thereof, either with or without cause, at any time.

                            ARTICLE V
                            OFFICERS

     5.1 Designations. The Board of Directors shall annually appoint a Chairman of the Board, a President a Secretary, a Treasurer and such other officers as the Board of Directors may from time to time deem appropriate.

     5.2 Powers and Duties. The officers of the Corporation shall have such authority and perform such duties as are specified in these Bylaws and as the Board of Directors may from time to time authorize or determine. In the absence of action by the Board of Directors, the officers shall have such powers and duties as generally pertain to their respective offices.

     5.3 Chairman of the Board. The Chairman of the Board, who shall be chosen from among the directors, shall preside at all meetings of the Board of Directors and stockholders. He shall supervise the carrying out of the policies adopted or approved by the Board of Directors.

     5.4 President. The President shall in the absence of the Chairman of the Board preside at all meetings of the Board of Directors and stockholders. The President shall have general executive powers and shall have and may exercise any and all other powers and duties pertaining by law, regulations or practice to the office of President, or imposed by these Bylaws.

     5.5 Secretary. The Secretary shall keep the minutes of the meetings of the stockholders and the Board of Directors and shall give notice of all such meetings as required in these bylaws, the Corporation's Articles of Incorporation or by law. The Secretary shall have custody of such minutes, the seal of the Corporation and the stock certificate records of the Corporation, except to the extent some other person is authorized to have custody and possession thereof by a resolution of the Board of Directors.

     5.6 Treasurer. The Treasurer shall keep, or cause to be kept, the fiscal accounts of the Corporation, including an account of all monies received or disbursed.

     5.7 Term; Removal. Each officer of the Corporation shall hold office for a term of one year and until his successor has been selected and qualified or until his earlier death, resignation or removal. Any officer or agent of the Corporation may be removed at any time, with or without cause, by the Board of Directors, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

     5.8 Compensation. The officers of the Corporation shall receive such salary or compensation as may be determined by or under authority of the Board of Directors.

     5.9 Delegation. In the case of absence or inability to act of any officer of the Corporation and of any person herein authorized to act in his place, the Board of Directors may from time to time delegate the powers or duties of such officer to any other officer or any director or other person whom it may select.

     5.10 Vacancies. Vacancies in any office arising from any cause may be filled by the Board of Directors at any regular or special meeting of the Board.

     5.11 Bonds. The Board of Directors may, by resolution, require any and all of the officers to give bonds to the Corporation, with sufficient surety or sureties, conditioned for the faithful performance of the duties of their respective offices, and to comply with such other conditions as may from time to time be required by the Board of Directors.

                           ARTICLE VI
                         INDEMNIFICATION

     6.1 Third Party Actions. The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, provided that the Corporation shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding effected without its prior written consent or any action or proceeding initiated by any such person (other than an action or proceeding to enforce rights to indemnification hereunder).

     6.2 Derivative and Corporate Actions. The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, provided that the Corporation shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding affected without its prior written consent. Indemnification shall not be made under this
Section 6.2 in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the Corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

     6.3 Mandatory Indemnification. To the extent that a representative of the Corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 6.1 or Section 6.2 or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     6.4 Procedure for Effecting Indemnification. Unless ordered by a court, any indemnification under Section 6.1 or Section 6.2 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because he has met the applicable standard of conduct set forth in those sections. The determination shall be made: (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the stockholders.

     6.5 Advancing Expenses. Expenses (including attorneys' fees) incurred in defending any action or proceeding referred to in this Article VI shall be paid by the Corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VI or otherwise.

     6.6 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against that liability under the provisions of this Article VI.

     6.7 Modification. The duties of the Corporation to indemnify and to advance expenses to a director or officer provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

                        ARTICLE VII
                       CAPITAL STOCK

     7.1 Certificates. Certificates of stock shall be issued in numerical order, and each stockholder shall be entitled to a certificate signed by the President or a Vice President, and the Secretary or the Treasurer, or in such other manner as the Corporation may determine and may be sealed with the seal of the Corporation or a facsimile thereof. The signatures of such officers may be facsimiles if the certificate is manually signed on behalf of a transfer agent, or registered by a registrar, other than the Corporation itself or an employee of the Corporation. If an officer who has signed or whose facsimile signature has been placed upon such certificate ceases to be an officer before the certificate is issued, it may be issued by the Corporation with the same effect as if the person were an officer on the date of issue. Each certificate of stock shall state: (a) that the Corporation is incorporated under the laws of the Commonwealth of Pennsylvania; (b) the name of the person to whom issued; (c) the number and class of shares and the designation of the series, if any, which such certificate represents; and
(d) the par value of each share represented by such certificate, or a statement that such shares are without par value.

     7.2  Transfers.

     (a) Transfers of stock shall be made only upon the stock transfer books of the Corporation, kept at the registered office of the Corporation or at its principal place of business, or at the office of its transfer agent or registrar, and before a new certificate is issued the older certificate shall be surrendered for cancellation. The Board of Directors may, by resolution, open a share register in any state of the United States, and may employ an agent or agents to keep such register, and to record transfers of shares therein.

     (b) Shares of stock shall be transferred by delivery of the certificates therefor, accompanied either by an assignment in writing on the back of the certificate or an assignment separate from the certificate, or by a written power of attorney to sell, assign and transfer the same, signed by the holder of said certificate. No shares of stock shall be transferred on the books of the Corporation until the outstanding certificates therefor have been surrendered to the Corporation.

     7.3 Registered Owner. Registered stockholders shall be treated by the Corporation as the holders in fact of the stock standing in their respective names and the Corporation shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other person, whether or not it shall have express or other notice thereof, except as expressly provided below or by the laws of the Commonwealth of Pennsylvania. The Board of Directors may adopt by resolution a procedure whereby a stockholder of the Corporation may certify in writing to the Corporation that all or a portion of the shares registered in the name of such stockholder are held for the account of a specified person or persons. The resolution shall set forth: (a) The classification of shareholder who may certify; (b) The purpose or purposes for which the certification may be made; (c) The form of certification and information to be contained therein; (d) If the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and (e) Such other provisions with respect to the procedure as are deemed necessary or desirable.

     Upon receipt by the Corporation of a certification complying with the above requirements, the persons specified in the certification shall be deemed, for the purpose or purposes set forth in the certification, to be the holders of record of the number of shares specified in place of the stockholder making the certification.

     7.4 Mutilated, Lost or Destroyed Certificates. In case of any mutilation, loss or destruction of any certificate of stock, another may be issued in its place upon receipt of proof of such mutilation, loss or destruction. The Board of Directors may impose conditions on such issuance and may require the giving of a satisfactory bond or indemnity to the Corporation in such sum as they might determine, or establish such other procedures as they deem necessary.

     7.5 Fractional Shares of Scrip. The Corporation may: (a) issue fractions of a share which shall entitle the holder to exercise voting rights, to receive dividends thereon, and to participate in any of the assets of the Corporation in the event of liquidation; (b) arrange for the disposition of fractional interests by those entitled thereto; (c) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such shares are determined; or (d) issue scrip in registered or bearer form which shall entitle the holder to receive a certificate for a full share upon the surrender of such scrip aggregating a full share.

                          ARTICLE VIII
                   FISCAL YEAR; ANNUAL AUDIT

     The fiscal year of the Corporation shall end on the 31st day of December of each year. The Corporation shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by and responsible to the Board of Directors or the Audit Committee of the Board of Directors. The appointment of such accountants shall be subject to annual ratification by the stockholders.

                          ARTICLE IX
                    DIVIDENDS AND FINANCE

     9.1 Dividends. Dividends may be declared by the Board of Directors and paid by the Corporation in accordance with the conditions and subject to the limitations imposed by the laws of the Commonwealth of Pennsylvania. The Board of Directors may declare dividends payable only to stockholders of record at the close of business on any business day not more than (90) days prior to the date on which the dividend is paid.

     9.2 Depositories. The monies of the Corporation shall be deposited in the name of the Corporation in such bank or banks or trust company or trust companies as the Board of Directors shall designate, and shall be drawn out only by check or other order for payment of money signed by such persons and in such manner as may be determined by resolution of the Board of Directors.

                           ARTICLE X
                           NOTICES

     10.1 Notice. Whenever written notice is required to be given to any person pursuant to these Bylaws, it may be given to the person either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), telex or TWX (with answerback received) or courier service, charges prepaid, or by facsimile transmission, to his address (or to his telex, TWX or facsimile number), in the case of stockholders, appearing on the books of the Corporation or, in the case of directors, supplied by them to the Corporation for the purpose of notice or, in the case of the Corporation, at the address of its principal executive offices. If the notice is sent by mail, telegraph or courier service, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office or courier service for delivery to that person or, in the case of telex or TWX, when dispatched.

     10.2 Written Waiver of Notice. Whenever any written notice is required to be given under these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice. Neither the business to be transacted at, nor the purpose of a meeting need be specified in the waiver of notice of the meeting.

     10.3 Waiver of Notice by Attendance. Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

                          ARTICLE XI
                             SEAL

     The corporate seal of the Corporation shall be in such form and bear such inscription as may be adopted by resolution of the Board of Directors, or by usage of the officers on behalf of the Corporation.

                          ARTICLE XII
                       BOOKS AND RECORDS

     The Corporation shall keep correct and complete books and records of account and shall keep minutes and proceedings of meetings of its stockholders and Board of Directors; and it shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its stockholders, giving the names and addresses of all stockholders and the number and class of the shares held by each. Any books, records and minutes may be in written form or any other form capable of being converted into written form within a reasonable time.


                           ARTICLE XIII
                            AMENDMENTS

     The Board of Directors, to the extent permitted by law, or stockholders may adopt, alter, amend or repeal the Bylaws of the Corporation. Such action by the Board of Directors shall require the affirmative vote of a majority of the directors then in office at any regular or special meeting of the Board of Directors. Such action by the stockholders shall require the affirmative vote of the holders of a majority of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, provided that the affirmative vote of the holders of at least 75% of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, shall be required to amend, adopt, alter, change or repeal any provision of these Bylaws which is inconsistent with Article VI, VII, VIII, IX and X of the Articles of Incorporation of the Corporation and which is not approved by the affirmative vote of 80% of the members of the Corporation's Board of Directors then in office.

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 20. Indemnification of Directors and Officers

          Article VI of the Registrant's Bylaws provide for the following indemnification for Directors and Officers.

     6.1 Third Party Actions. The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, provided that the Corporation shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding effected without its prior written consent or any action or proceeding initiated by any such person (other than an action or proceeding to enforce rights to indemnification hereunder).

     6.2 Derivative and Corporate Actions. The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, provided that the Corporation shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding affected without its prior written consent. Indemnification shall not be made under this
Section 6.2 in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the Corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

     6.3 Mandatory Indemnification. To the extent that a representative of the Corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 6.1 or Section 6.2 or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     6.4 Procedure for Effecting Indemnification. Unless ordered by a court, any indemnification under Section 6.1 or Section 6.2 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because he has met the applicable standard of conduct set forth in those sections. The determination shall be made:

     (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

     (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     (3)  by the stockholders.

     6.5 Advancing Expenses. Expenses (including attorneys' fees) incurred in defending any action or proceeding referred to in this Article VI shall be paid by the Corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VI or otherwise.

     6.6 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against that liability under the provisions of this Article VI.

     6.7 Modification. The duties of the Corporation to indemnify and to advance expenses to a director or officer provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.


Item 21.  Exhibits and Financial Statement Schedules

     The exhibits and financial statements filed as part of this Registration Statement are as follows:

     (a)  Exhibits

          The Index of Exhibits immediately precedes the attached
Exhibits.

     (b)  Financial Statements

          Not applicable.

     (c)  Report or Appraisal

          Not applicable.

Item 22.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Harrisburg, Pennsylvania, on March 17, 1997.

                              HARRIS FINANCIAL, INC.


                              By:  /s/ William J. McLaughlin
                                   ------------------------------
                                   William J. McLaughlin
                                   President and Chief Executive
                                   Officer

                        POWER OF ATTORNEY

     We, the undersigned Directors of Harris Financial, Inc. severally constitute and appoint William J. McLaughlin with full power of substitution, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below which said William J. McLaughlin may deem necessary or advisable to enable Harris Financial, Inc. to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-4 relating to the offering of Harris Financial, Inc. Common Stock, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said William J. McLaughlin shall do or cause to
be done by virtue hereof.     Pursuant to the requirements of the
Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

By:  /s/ William J. McLaughlin     By:  /s/ James L. Durrell
     -------------------------          -------------------------
     William J. McLaughlin,             James L. Durrell,
     President, Chief Executive         Executive Vice President
     Officer                            and Chief Financial
     (Principal Executive Officer)      Officer (Principal
                                        Financial Officer)


Date:     March 17, 1997           Date:     March 17, 1997


By:  /s/ Samuel M. Altdoerffer     By:  /s/ Ernest P. Davis
     -------------------------          -------------------------
     Samuel M. Altdoerffer,             Ernest P. Davis, Director
     Director


Date:     March 17, 1997           Date:     March 17, 1997


By:  /s/ Jimmie C. George          By:  /s/ Robert A. Houck
     -------------------------          -------------------------
     Jimmie C. George, Director         Robert A. Houck, Director


Date:     March 17, 1997           Date:     March 17, 1997


By:  /s/ Robert E. Kessler         By:  /s/ Robert R. Roebuck
     -------------------------          -------------------------
     Robert E. Kessler, Director        Robert R. Roebuck,
                                        Director


Date:     March 17, 1997           Date:     March 17, 1997


By:  /s/ William A. Siverling      By:  /s/ Frank R. Sourbeer
     -------------------------          -------------------------
     William A. Siverling,              Frank R. Sourbeer,
     Director                           Director


Date:     March 17, 1997           Date:     March 17, 1997


By:  /s/ Bruce S. Isaacman
     -------------------------
     Bruce S. Isaacman, Director


Date:     March 17, 1997


                          EXHIBIT INDEX

     Exhibit
     Number         Description of Document
     -------        ---------------------------------------------

     2              Agreement and Plan of Reorganization
                   (incorporated herein by reference from Exhibit
                    A of the Prospectus/Proxy Statement)

     3.1            Certificate of Incorporation of Harris
                    Financial, Inc. (incorporated herein by
                    reference from Exhibit B of the
                    Prospectus/Proxy Statement)

     3.2            Bylaws of Harris Financial, Inc.
                    (incorporated herein by reference from
                    Exhibit C of the Prospectus/Proxy Statement)

     4              Form of Common Stock Certificate of Harris
                    Financial, Inc.

     5.1            Opinion of Luse Lehman Gorman Pomerenk &
                    Schick, A Professional Corporation regarding legality of securities.

     5.2            Form of Tax Opinion of Luse Lehman Gorman
                    Pomerenk & Schick, A Professional Corporation

     10.1           Harris Savings Bank 1994 Incentive Stock
                    Option Plan

     10.2           Harris Savings Bank 1996 Incentive Stock
                    Option Plan

     10.3 Harris Savings Bank 1994 Stock Option Plan for Outside Directors

     10.4           Harris Savings Bank Recognition and Retention
                    Plan for Officers and Employees

     10.5           Harris Savings Bank Recognition and Retention
                    Plan for Outside Directors

     10.6 Form of Employment Contracts between the Bank and Bernard H. Sarfert, Sr., and the Bank and
                    Lyle B. Shughart, both dated March 13, 1993

     10.7 Form of Change in Control Agreements between the Bank and William J. McLaughlin, James L.
                    Durrell, William M. Long and Lyle B.
                    Shughart, all dated January 25, 1994

     10.8           Harris Savings Bank Supplemental Executive
                    Retirement Plan

     21 Subsidiaries of the Registrant. As of the date of this registration statement, neither the Registrant's nor Harris Savings Bank's unnamed subsidiaries, considered in the aggregate as a single subsidiary, constitute a "significant subsidiary" under rule 1-02(w) of Regulation S-X of the Securities and Exchange Commission.

     23             Consent of Luse Lehman Gorman Pomerenk &
                    Schick, A Professional Corporation (contained in its opinion filed as Exhibit 5.1)

     24 Power of Attorney (incorporated herein by reference from the signature page of this registration statement)

     99 Form of proxy to be mailed to shareholders of Harris Savings Bank.
